Exhibit 99.1

STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of May 2, 2001, is among SUN LIFE ASSURANCE COMPANY OF CANADA, a Canadian insurance corporation (the "Purchaser"), and LIBERTY FINANCIAL COMPANIES, INC., a Massachusetts corporation ("LFC"), and LIBERTY FINANCIAL SERVICES, INC., a Massachusetts corporation ("LFS" and, together with LFC, the "Companies").

BACKGROUND

     A.     LFC or LFS owns all of the issued and outstanding shares of capital stock of each of the entities set forth on Schedule A (collectively, the "Purchased Subsidiaries"). The Purchased Subsidiaries, together with their direct and indirect subsidiaries engaged in the annuity and retail distribution businesses and set forth in Schedule A (such subsidiaries, together with the Purchased Subsidiaries, the "Subsidiaries") operate the annuity and retail distribution segments of LFC's business (the "Business").

     B.     The Companies wish to sell, and the Purchaser wishes to buy, all of the outstanding shares of capital stock of the Purchased Subsidiaries, on the terms and conditions set forth herein (the "Sale"). The Board of Directors of the Purchaser has duly approved the Sale. The Board of Directors and the sole stockholder of LFS have duly approved the Sale.

     C.     Simultaneously with the execution of this Agreement, (i) the Purchaser and LFC are entering into a transition services and indemnification agreement (the "Transition Services Agreement") pursuant to which, among other things, LFC has agreed to indemnify the Purchaser from and against any losses suffered by the Purchaser arising from past or future operations of LFC's asset management segment and to provide the Purchaser with certain services for a transition period following the consummation of the Closing (as defined below), (ii) the Purchaser, Liberty Mutual Insurance Company ("LMIC") and LFC are entering into a license agreement with respect to the transitional use of the "Liberty" name and logo (the "License Agreement"), (iii) LMIC and the Purchaser are entering into an agreement with respect to the indemnification by LMIC of the Purchaser for certain tax-related liabilities (the "LMIC Indemnification Agreement") and (iv) Liberty Life Assurance Company of Boston ("Liberty Life") and the Purchaser are entering into certain agreements relating to certain reinsurance and related matters (collectively, with the additional agreement referred to in the next following sentence, the "Liberty Life Agreement"). In addition, LMIC and the Purchaser have agreed to enter into a certain guarantee agreement pertaining to certain contingent liabilities not later than the Closing (the "Liberty Life Guarantee").

     D.     Simultaneously with the execution of this Agreement, LMIC is entering into a voting and support agreement pursuant to which, among other things, LMIC has agreed to vote all shares of LFC common stock that it holds in favor of the Sale.

     E.     Immediately before the Closing, all of the stock of Liberty Advisory Services Corp. ("LASC") will be distributed to LFC in a transaction that is intended for federal income tax purposes to qualify as a step in a plan of complete liquidation.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Purchaser and the Companies hereby agree as follows:

  PURCHASE AND SALE

       1.1     Purchase and Sale. Subject to the terms and conditions hereof, at the Closing (as defined below), the Companies shall sell, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Companies all outstanding shares of capital stock of each Purchased Subsidiary (the "Purchased Securities"), free and clear of all mortgages, security interests, claims, pledges, liens, charges and encumbrances (the "Encumbrances"), other than restrictions under applicable securities and insurance laws and other than those created by the Purchaser. Notwithstanding the foregoing, the Purchaser acknowledges that the three shares of Keyport Life Insurance Company described on Section 3.2 of the Disclosure Schedule are held by the nominee holders described therein and shall be transferred at the Closing to the nominal holders designated by the Purchaser as contemplated by Section 5.12.

       1.2     Payments at Closing. At the Closing, the Purchaser shall pay to the Companies an aggregate purchase price for the Purchased Securities equal to US$1,702,000,000 (the "Purchase Price") by wire transfer of immediately available funds to an account designated in writing by the Companies to the Purchaser not less than two Business Days prior to the Closing Date.

       1.3     Closing. Subject to and in accordance with this Agreement, the consummation of the Sale (the "Closing") will take place at Choate, Hall & Stewart, Exchange Place, 53 State Street, Boston, Massachusetts, on the third Business Day (as defined below) (the "Closing Date") after satisfaction or waiver of the conditions set forth in Article 6, other than those conditions that relate to actions to be taken at the Closing. As used herein, the term "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in Boston, Massachusetts or Toronto, Ontario are not open for business.

       1.4     Deliveries at Closing by the Companies. At the Closing, and upon satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, the Companies will deliver or cause to be delivered to the Purchaser the instruments, certificates and other documents required of it by Section 6.3.

       1.5     Deliveries at Closing by the Purchaser. At the Closing, and upon satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.3, the Purchaser will deliver or cause to be delivered to the Companies the Purchase Price and the instruments, certificates and other documents required of it by Section 6.2.

       1.6     Section 338(h)(10) Election.

       (a)     The Purchaser will join with the Companies in making an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder (and any corresponding elections under state, local or foreign law) with respect to the purchase of the capital stock of all of the Subsidiaries (collectively, the "Section 338(h)(10) Election"). All Section 338 Forms will be prepared by the Companies, subject to written approval by the Purchaser. The Companies shall submit any such Section 338 Forms to the Purchaser at least ten (10) days prior to its due date for review and approval. "Section 338 Forms" shall mean all returns, documents, statements and other forms that are required to be submitted to any federal, state, county or other local taxing authority in connection with a Section 338(h)(10) Election, including without limitation, any "statement of Section 338 election" and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to applicable Treasury Regulations.

       (b)     The allocation of the "adjusted deemed sale price" as defined in Treasury Regulation section 1.338-4(b) among the Subsidiaries shall be made in accordance with Sections 338 and 1060 of the Code and any comparable provisions of state, local or foreign law, as appropriate. The procedures for creating a schedule setting forth such allocation shall be as follows (the "Allocation Schedule"): (i) the Companies shall prepare and deliver the Allocation Schedule to the Purchaser no later than ninety (90) days after the date of the Closing (the "Delivery Date"); the Purchaser shall have thirty (30) days from the date the Companies deliver the Allocation Schedule to the Purchaser to review the Allocation Schedule and provide reasonable written comments on such Allocation Schedule (the "Purchaser's Comments"); if the Purchaser does not deliver to the Companies the Purchaser's Comments within thirty (30) days after the day that the Companies deliver the Allocation Schedule to the Purchaser, the Purchaser will be deemed to have accepted and agreed to the allocations made on the Allocation Schedule; (ii) if the Companies do not deliver the Allocation Schedule to the Purchaser prior to midnight Eastern Time on the Delivery Date, then the Purchaser shall prepare the Allocation Schedule and will deliver the Allocation Schedule to Companies within sixty (60) days after the Delivery Date; the Companies shall have thirty (30) days from the date the Purchaser delivers the Allocation Schedule to the Companies to review the Allocation Schedule and provide reasonable comments on such Allocation Schedule (the "Companies' Comments") to the Purchaser; if the Companies do not deliver to the Purchaser the Companies' Comments within thirty (30) days after the day the Purchaser delivers the Allocation Schedule to the Companies, the Companies will be deemed to have accepted and agreed to the allocations made on the Allocation Schedule by the Purchaser. In case of any disagreement with respect to allocation, the parties agree to work in good faith to resolve their differences with respect to the Allocation Schedule no later than 210 days after the date of the Closing. The Companies and Purchaser shall report, act and file in all respects and for all purposes consistent with the Allocation Schedule that they agree upon.

       (c)     The Companies shall be responsible for and shall pay all Taxes (as defined below) of the Subsidiaries arising as a result of (i) any Section 338(h)(10) Election filed by Purchaser and the Companies or (ii) the distribution from LASC to Keyport Life Insurance Company referred to in Section 4.1(e) of this Agreement (the "LASC Distribution"); provided that the aggregate liabilities of the Companies under clause (i) shall not exceed the sum of (A) the federal income tax that is imposed on "Old T", as a result of the transaction that is deemed to occur under Treasury Regulation section 1.338(h)(10)-1(d)(3) as a result of the parties filing a Section 338(h)(10) Election, plus (B) any state income tax due on any comparable or resulting election under state law, or the application of the Section 338(h)(10) Election to the calculation of state taxable income. The Companies and the Purchaser agree that a joint election will be made under Treasury Regulation section 1.848-2(g)(8), relating to the capitalization of specified policy acquisition expenses with respect to a reinsurance transaction without regard to the general deduction limitations of Section 848(c)(1) of the Code.

  REPRESENTATIONS AND WARRANTIES
  OF THE PURCHASER

       The Purchaser represents and warrants to the Companies that:

       2.1     Organization and Qualification. The Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority to carry on its business as now conducted or contemplated to be conducted and is, or will cause the actual purchaser to be, an entity that is eligible to make a Section 338(h)(10) Election. The Purchaser is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Purchaser to perform its obligations hereunder.

       2.2     Authority. The Purchaser has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Purchaser and no other corporate proceedings on the part of the Purchaser (including without limitation shareholder actions) are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject with respect to enforceability to the effect of bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or similar laws now or hereafter affecting the enforcement of creditors' rights generally and to the availability of equitable remedies.

       2.3     Compliance.

       (a)     Neither the execution and delivery of this Agreement by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby nor compliance by the Purchaser with any of the provisions hereof will (i)(x) violate, conflict with or result in a breach of any provision of the charter documents or by-laws of the Purchaser or (y) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the material properties or assets of the Purchaser or any other material direct or indirect subsidiary of the Purchaser under any note, bond, mortgage, indenture, deed of trust, license, lease, or other agreement, instrument or obligation to which the Purchaser is a party, or to which any of them, or any of their respective properties or assets, may be subject, or (ii) subject to the exceptions and compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or any of its properties or assets; except, in the case of each of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Encumbrances that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Purchaser to perform its obligations hereunder.

       (b)     Other than in connection with or in compliance with the provisions of the Massachusetts Business Corporation Law ("MBCL"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other applicable securities laws, state banking laws, "takeover" or "blue sky" laws of various states, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the "Hart-Scott-Rodino Act"), the insurance laws and regulations of Rhode Island and New York and such other states that have regulatory jurisdiction over the insurance activities of the Insurance Subsidiaries (as defined below) or the Purchaser or its subsidiaries, and the rules and regulations of the New York Stock Exchange, Canadian securities commissions, The Toronto Stock Exchange, the London Stock Exchange, the Philippines Stock Exchange, the National Association of Securities Dealers, Inc. (the "NASD") and other applicable self-regulatory organizations, the Insurance Companies Act (Canada) and the rules and regulations of the Office of the Superintendent of Financial Institutions (Canada) and the Minister of Finance (Canada) (each of such laws, rules or regulations being referred to as the "Applicable Laws"), no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority (each a "Government Entity") or any governmental or non-governmental self-regulatory organization or agency is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement, unless the failure to give such notices, make such filings, or obtain such authorizations, consents or approvals would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Purchaser to perform its obligations hereunder.

       2.4     Certain Regulatory Filings.

       (a)     The information supplied in writing by the Purchaser for inclusion in the proxy statement of LFC to be mailed to LFC's Stockholders in connection with their authorization of the Sale (the "Proxy Statement"), on the date the Proxy Statement is filed with the Securities and Exchange Commission (the "SEC"), on the date the Proxy Statement is first sent or given to security holders, and on the date of the meeting of LFC's Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Purchaser agrees to provide in writing all information concerning the Purchaser and its affiliates required to be included in the Proxy Statement under the Exchange Act and the rules and regulations thereunder. The Purchaser agrees promptly to correct such information if and to the extent that such information shall have become false or misleading in any material respect.

       (b)     The information with respect to the Purchaser included in the Form A (Statement Regarding the Acquisition of Control or Merger with a Domestic Insurer) ("Form A"), to be filed with the Division of Insurance of the Department of Business Regulation of the State of Rhode Island (the "Rhode Island DBR") with respect to Keyport Life Insurance Company and Independence Life and Annuity Company and in the separate Form A to be filed with the New York State Insurance Department (the "New York DOI") with respect to Keyport Benefit Life Insurance Company will be prepared in accordance with the applicable regulations of Rhode Island or New York, as the case may be, and will be true, correct and complete in all material respects.

       2.5     Broker's Fees. Except for Banc of America Securities LLC (the fees of which shall be paid by the Purchaser), no agent, broker, person or firm acting on behalf of the Purchaser is or will be entitled to any financial advisory, commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein.

       2.6     Financing. At the Closing the Purchaser will have immediately available funds sufficient to consummate the Sale and to fulfill its obligations hereunder. The Purchaser understands that there is no financing condition to the obligations of the Purchaser hereunder.

       2.7     Litigation. There is no suit, action or legal, administrative, arbitration or order, proceeding or governmental investigation pending or, to the knowledge of the Purchaser, threatened, to which the Purchaser is a party which, considered individually or in the aggregate, would reasonably be expected to materially impair the Purchaser's ability to perform its obligations under this Agreement. For purposes of this Section 2.7 and all certificates and other documents delivered in connection herewith, the terms "Purchaser's knowledge," "knowledge of the Purchaser," "Purchaser's best knowledge," "best knowledge of the Purchaser" and similar phrases shall mean the actual knowledge (after giving effect to things actually forgotten) of the President, Executive Vice President--U.S. Operations, Chief Financial Officer (U.S.) or Chief Counsel (U.S.) of the Purchaser.

       2.8     Taxes. The Purchaser (including any assignee of the Purchaser pursuant to Section 8.5(a)) is or will be at the Closing eligible to, and has or will have, the authority to consent to the Section 338(h)(10) Election and similar state elections with respect to this transaction. The Purchaser represents that it has no plan or intention to liquidate or dissolve or transfer the shares of the Subsidiaries to any entity that is not treated as a corporation for federal income tax purposes.

  REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

       The Companies, jointly and severally, represent and warrant to the Purchaser that except as set forth on a disclosure schedule previously delivered to the Purchaser (the "Disclosure Schedule") (it being understood that the disclosure of any fact or item in a section of the Disclosure Schedule shall be deemed to modify only the corresponding section of this Agreement and other sections of this Agreement to the extent it is explicit from a reading of the disclosure that the disclosure is applicable to such other sections):

       3.1     Organization and Qualification. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite corporate power and authority to carry on its business as it is now being conducted or contemplated to be conducted.

       3.2     Subsidiaries. Section 3.2 of the Disclosure Schedule sets forth for each Subsidiary and for any entity in which any Subsidiary has any direct or indirect ownership (excluding ownership interests held in entities that are not subsidiaries in connection with Subsidiary Investing (as such term is defined below)) interest (a) its name and jurisdiction of organization and (b) the amount of capital stock or other equity interests authorized, issued and outstanding and the names of the record holders thereof. No securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Subsidiary. There are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to purchase shares of its capital stock (or its equivalent) or securities convertible into or exchangeable for such shares or similar interests and there are no agreements or understandings to which any of the Companies or any Subsidiaries is a party with respect to voting the capital stock (or its equivalent) of any Subsidiary. All of the outstanding capital stock of each Subsidiary has been and is duly authorized, validly issued, fully paid and non-assessable and, other than the Purchased Securities, are held beneficially and of record by a Subsidiary, free and clear of any Encumbrances of any kind, other than restrictions under applicable securities and insurance laws and other than those created by the Purchaser; provided, however, that the Purchaser acknowledges and agrees that (i) the shares of Keyport Life Insurance Company described on Section 3.2 of the Disclosure Schedule are held by the nominee holders described therein and (ii) the shares of the Subsidiaries marked with an asterisk on Schedule A are held by the nominee holders described on Section 3.2 of the Disclosure Schedule. The Purchased Securities are owned by LFC or LFS, beneficially and of record, free and clear of any Encumbrances of any kind other than restrictions under applicable securities and insurance laws and other than those created by the Purchaser. Each Subsidiary is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite power and authority to carry on its business as it is now being conducted. Each Subsidiary is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect (as defined below). Copies of the charter documents, by-laws and corporate record books of each Subsidiary have heretofore been made available to the Purchaser and are accurate and complete as of the date hereof.

       For purposes of this Agreement, "Company Material Adverse Effect" shall mean any change, effect or circumstance that (A) is or would reasonably be expected to be materially adverse to the assets, condition (financial or otherwise), business, operations or results of operations of the Subsidiaries taken as a whole or (B) would prevent the performance by the Companies of their respective obligations under this Agreement or would reasonably be expected to delay the performance by the Companies of their respective obligations under this Agreement beyond the Outside Date (as defined below), other than (1) changes, effects or circumstances that (x) result from changes in general economic or debt or equity market conditions or (y) are the result of factors generally affecting the annuity industry or are the result of any changes in any regulation or statute that has or would reasonably be expected to have an industry-wide effect, or (2) changes in generally accepted accounting principles or changes in laws or regulations or the interpretation thereof by courts or any Government Entity; provided that in the case of either clause (1) or (2), such changes, effects or circumstances would not reasonably be expected to result in a materially more adverse effect on the assets, condition (financial or otherwise), business, operations or results of operations of the Subsidiaries taken as a whole, as compared to the effects generally on other annuity businesses. Notwithstanding the foregoing, (i) Company Material Adverse Effect shall not include any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement (including, without limitation, any adverse change, effect or circumstance arising as a result of compliance with Section 4.1 of this Agreement) or that is attributable to the announcement, pending status or performance of this Agreement (including, without limitation the fact that the subsidiaries of LFC other than the Subsidiaries are not being sold to the Purchaser) and (ii) any adverse change in LFC's stock price shall not be taken into account in determining whether there has been a Company Material Adverse Effect.

       3.3     Authority.

       (a)     Each of the Companies has all requisite corporate power and authority to enter into this Agreement, subject to the approval of LFC's Stockholders referred to in Section 3.18 of this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

       (b)     Each of the Companies' boards of directors and the sole stockholder of LFS have duly adopted resolutions (i) authorizing the execution and delivery of this Agreement by such Company and the consummation by such Company of the transactions contemplated hereby and (ii) approving the Sale. LFC's Board of Directors has, in addition, duly adopted resolutions (i) determining that the Sale is fair to, advisable and in the best interests of LFC's Stockholders, (ii) recommending authorization of the Sale by LFC's Stockholders, and (iii) making the findings required by Section 4.07 of the Indenture dated as of November 1, 1998, between LFC and State Street Bank and Trust Company, as trustee.

       (c)     Except for the approval of LFC's Stockholders referred to in Section 3.18 of this Agreement, no further corporate proceedings on the part of any of the Companies are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

       (d)     This Agreement has been duly executed and delivered by each of the Companies and constitutes a legal, valid and binding obligation of each of the Companies, enforceable against each of the Companies in accordance with its terms, subject with respect to enforceability to the effect of bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or similar laws now or hereafter affecting the enforcement of creditors' rights generally and to the availability of equitable remedies.

       3.4     Compliance.

       (a)     Neither the execution and delivery of this Agreement by the Companies, nor the consummation by the Companies of the Sale, nor compliance by the Companies with any of the provisions hereof will (i)(x) violate, conflict with, or result in a breach of any provision of the charter or by-laws of any of the Companies or any of the Subsidiaries, or (y) provided that all notices, filings, authorizations, consents and approvals contemplated by Sections 3.4(b) and 5.7 or otherwise set forth in Section 3.4(a) of the Disclosure Schedule (collectively, the "Necessary Consents") have been obtained prior to the Closing, violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance or payment required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of any of the Companies or any of the Subsidiaries, under any note, bond, mortgage, indenture, deed of trust, license, lease, joint venture agreement or any other agreement, instrument or obligation to which any of the Companies or any of the Subsidiaries is a party or to which any of them or any of their respective properties or assets may be subject or (ii) subject to the requirement to obtain the Necessary Consents, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to any of the Companies or the Subsidiaries or any of their respective properties or assets; except, in the case of each of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Encumbrances that would not, individually or in the aggregate, reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

       (b)     Other than in connection with or in compliance with the provisions of Applicable Laws, no notice, filing with, or authorization, consent or approval of, any Government Entity or any governmental or non-governmental self-regulatory organization or agency is necessary for the consummation by the Companies of the transactions contemplated by this Agreement, unless the failure to give such notices, make such filings, or obtain such authorizations, consents or approvals would not, individually or in the aggregate, materially impair the ability of the Companies to perform their respective obligations hereunder and would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. As of the date hereof, neither of the Companies is aware of any reason why such requisite governmental approvals could not be obtained.

       3.5     SEC Filings; Financial Statements.

       (a)     Each of LFC and Keyport Life Insurance Company has filed with the SEC all required reports, schedules, forms, statements and other documents required to be filed under the Exchange Act from January 1, 1999 through the date hereof. All documents (including exhibits and financial statement schedules) filed by the LFC and Keyport Life Insurance Company with the SEC pursuant to the Securities Act or the Exchange Act from January 1, 1999 through the date hereof are referred to herein as the "Prior SEC Filings". The Prior SEC Filings (i) comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, (ii) did not at the time they were filed contain, or have been amended to correct, any untrue statement of material fact, (iii) did not at the time they were filed omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or have been amended to correct any such omission, and (iv) in the event of subsequent modifications of the circumstances or the basis on which they had been made, were, to the extent required by the Securities Act or Exchange Act, amended in order to make them not misleading in any material respects in the light of such new circumstances or basis.

       (b)     Each of the most recent audited consolidated financial statements and most recent unaudited interim consolidated financial statements (including, in each case, any related notes or schedules) included in the Prior SEC Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as may be indicated therein or in the notes or schedules thereto, and fairly presented in all material respects the consolidated financial position of LFC and its subsidiaries or Keyport Life Insurance Company and its subsidiaries, as the case may be, as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and the absence of complete notes (to the extent permitted by SEC rules).

       (c)     The information supplied in writing by the Companies with respect to the Companies or the Subsidiaries for inclusion in the Form A to be filed with the Rhode Island DBR and the Form A to be filed with the New York DOI and any other insurance regulatory filings will be true, correct and complete in all material respects.

       (d)     The Proxy Statement and any written information provided by or on behalf of the Companies which is included in the Proxy Statement, on the date the Proxy Statement is filed with the SEC, and on the date the Proxy Statement is first published, sent or given to security holders and on the date of the meeting of LFC's Stockholders will comply in all material respects with the provisions of applicable federal securities laws and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that no representation or warranty is made pursuant to this Section 3.5(d) with respect to any written information provided by or on behalf of the Purchaser for inclusion in the Proxy Statement. LFC agrees promptly to correct the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect (provided that, with respect to any false or misleading information provided by or on behalf of the Purchaser for inclusion in the Proxy Statement, the Purchaser shall have provided the Companies with correct information) and the Companies shall take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and mailed to LFC's Stockholders to the extent required by the Exchange Act.

       3.6     Litigation. Except as disclosed in Section 3.6 of the Disclosure Schedule, as of the date of this Agreement there are no actions, suits, proceeding or investigations pending or, to the knowledge of the Companies, threatened against any of the Subsidiaries or their respective properties or assets, nor are any of the Subsidiaries subject to any order, judgment, writ, injunction or decree.

       3.7     Changes. Except as specifically set forth in or contemplated by this Agreement, in Section 3.7 of the Disclosure Schedule or as disclosed in the Prior SEC Filings, since December 31, 2000, (a) each of the Subsidiaries has conducted its business in all material respects only in the ordinary course of business and in a manner consistent with past practice, (b) there has not been any event, change or effect that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Company Material Adverse Effect and (c) none of the Companies or the Subsidiaries has taken any of the actions specified in Section 4.1(b).

       3.8     Transactions with Affiliates. Except as disclosed in Section 3.8 of the Disclosure Schedule or the Prior SEC Filings or as set forth in or contemplated by this Agreement, since January 1, 1999, none of the Subsidiaries has entered into any transaction (a) with any current director or officer of the Companies or of any Subsidiary or any transaction which would be subject to proxy statement disclosure under the Exchange Act pursuant to the requirements of Item 404 of Regulation S-K, or (b) with LMIC or its affiliates (other than the Subsidiaries) pursuant to which the consideration in such transaction exceeded or is reasonably likely to exceed US$500,000. Except for the transactions subject to the Liberty Life Agreement, there are no insurance, reinsurance or other indemnification arrangements existing between any Subsidiary and any affiliate of any Subsidiary other than another Subsidiary.

       3.9     Employee Benefits and Contracts.

       (a)     Except as set forth in Section 3.9(a) of the Disclosure Schedule, none of the Subsidiaries is a party to any collective bargaining agreement and there is no certified or recognized collective bargaining agent for any employees of any Subsidiary. As of the date hereof, no claim of representation (as such term is defined in the National Labor Relations Act) is being made, no representation proceeding is pending or, to the knowledge of the Companies, threatened, and no organizing campaign is in progress or, to the knowledge of the Companies, threatened, involving employees of any Subsidiary.

       (b)     Section 3.9(b) of the Disclosure Schedule lists all "employee benefit plans" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements to which any of the Companies or any Subsidiary is a party, with respect to which any of the Companies or any Subsidiary has any obligation or contingent obligation or which are maintained, contributed to or sponsored by any of the Companies or any Subsidiary for the benefit of any employee, officer or director or former employee, officer or director of any Subsidiary or in which any current or former employee of any Subsidiary is eligible to participate (collectively, the "Company Benefit Plans"). Each of the Company Benefit Plans complies and has been administered in form and operation in all material respects with all its terms and requirements of ERISA, the Code, the regulations and other published authority thereunder and all other applicable law, except to the extent the failure to so comply would reasonably be expected to result in a Company Material Adverse Effect. No transaction prohibited by Sections 406 or 407 of ERISA and no "prohibited transaction" (as such term is defined in Section 4975(c) of the Code) has occurred with respect to any Company Benefit Plan that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect. The Companies and each Subsidiary have performed all of their obligations under the Company Benefit Plans, including but not limited to, the full payment of all amounts required to be made as contributions to such plans or otherwise, except for failures to so perform that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

       (c)     Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") confirming such qualification and which covers all amendments to such plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired and nothing has occurred that would cause the loss of such qualification. Except as set forth in Section 3.9(c) of the Disclosure Schedule, none of the Companies or any Subsidiary or any of their ERISA Affiliates (as defined below) participate in or has any obligation to contribute to a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA. Except as set forth in Section 3.9(c) of the Disclosure Schedule, there are no material unfunded obligations under any Company Benefit Plan providing benefits after termination of employment to any employee, officer or director or former employee, officer or director of any of the Subsidiaries, including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code (collectively, the "Deferred Compensation Obligations"). The Deferred Compensation Obligations have been accrued on the books of the appropriate Subsidiaries in accordance with generally accepted accounting principles. For purposes of this Agreement, the term "ERISA Affiliate" means, with respect to either of the Companies or any Subsidiary, any corporation, trade or business that, together with the Companies or any Subsidiary, as applicable, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

       (d)     Except as provided in Section 5.10, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will:

               (i)     except as set forth in Section 3.9(d)(i) of the Disclosure Schedule, accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due under any Company Benefit Plan;

               (ii)    constitute or result in a prohibited transaction with respect to any Company Benefit Plan under Section 4975 of the Code or Section 406 or 407 of ERISA for which an exemption is not available; or

               (iii)   except as provided in the Liberty Financial Companies, Inc. and Subsidiaries Non-Commissioned Employee Severance and Retention Plan and the Liberty Financial Companies, Inc. and Subsidiaries Commissioned Employees Severance and Retention Plan (together, the "Retention Plan"), constitute a deemed severance or deemed termination under any Company Benefit Plan or under any applicable law.

       (e)     Except for the payments required to be made under, and the acceleration of vesting of stock options and restricted common stock provided in, the Retention Plan with respect to those persons listed on Section 3.9(e) of the Disclosure Schedule, none of the Companies or any Subsidiary is obligated to make any "excess parachute payment", as defined in Section 280G(b)(1) of the Code, nor will any excess parachute payment be deemed to have occurred as a result of or arising out of any of the transactions contemplated by this Agreement.

       (f)     There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against the Company Benefit Plans or their assets, or arising out of such plans, and, to the Companies' knowledge, no facts exist which could give rise to any such actions, suits or claims, that would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

       (g)     Each Company Benefit Plan which is an employee pension benefit plan (within the meaning of Section 3(2) of ERISA) has been duly authorized by the appropriate board of directors of the Companies or the participating Subsidiary, as the case may be. Each such plan is qualified in form and operation under Section 401(a) of the Code and each trust under each such plan is exempt from tax under Section 501(a) of the Code and, to the Companies' knowledge, is not subject to any excise tax under the Code, except to the extent any failure to be so qualified or so exempt would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. To the Companies' knowledge, no event has occurred that will or could give rise to disqualification or loss of tax-exempt status of any such plan or any trust established in connection with any Company Benefit Plan under such sections. To the Companies' knowledge, no event has occurred that will or could subject any such plans or trusts to tax under Section 501(a) of the Code.

       (h)     With respect to each Company Benefit Plan maintained for employees of the Subsidiaries or any of their ERISA Affiliates, there has occurred no failure to meet the minimum funding standard of Section 412 of the Code (whether or not waived in accordance with Section 412(d) of the Code) or failure to make by its due date a required installment under Section 412(m) of the Code, except for such failures that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

       (i)     With respect to each Company Benefit Plan in which any Subsidiary or any ERISA Affiliate participates and which is subject to Title IV of ERISA, except for matters which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect:

               (i)     neither any Subsidiary nor any ERISA Affiliate has withdrawn from such plan during a plan year in which it was a "substantial employer" (as such term is defined in Section 4001(a)(2) of ERISA) where such withdrawal could result in liability of such substantial employer pursuant to Section 4062(e) or 4063 of ERISA;

               (ii)    except as set forth on Section 3.9(i)(ii) of the Disclosure Schedule, neither any Subsidiary nor any ERISA Affiliate has filed a notice of intent to terminate any such plan or adopted to treat any such plan as terminated;

               (iii)   the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate such plan;

               (vi)    no other event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan;

               (v)     no accumulated funding deficiency, whether or not waived, exists with respect to any such plan, and no condition has occurred or exists which by the passage of time would be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any such plan;

               (vi)    no reportable event, as described in Section 4043 of ERISA, has occurred with respect to any such plan;

               (vii)   no excise taxes are payable under the Code; and

               (viii)  no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made.

       (j)     There has been no act or omission by the Companies, any Subsidiary or any ERISA Affiliate that has given rise to or may give rise to fines, penalties, taxes or related charges under ERISA Sections 502(c), 502(i), 502(l) or 4071, or Chapters 43, 47, 68 or 100 of the Code, except to the extent that they would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

       (k)    A true and correct copy of each of the Company Benefit Plans and all contracts relating thereto, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, has been made available to the Purchaser. In the case of a Company Benefit Plan which is not in written form, an accurate description in written form of such Company Benefit Plan as in effect on the date hereof has been made available to the Purchaser. A true and correct copy of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and Internal Revenue Service determination letter with respect to each Company Benefit Plan has been made available to the Purchaser.

       3.10     Liens. The assets (whether personal or mixed and whether tangible or intangible) of the Subsidiaries reflected in the balance sheet of LFC for the fiscal year ended December 31, 2000 included in the LFC's Annual Report on Form 10-K (the "Balance Sheet") or acquired in the ordinary course of business since December 31, 2000 (except those assets sold or disposed of in the ordinary course of business), are free and clear of all Encumbrances, other than (A) as reflected in the Balance Sheet (including the notes thereto) or as set forth in Section 3.10 of the Disclosure Schedule and (B) Encumbrances on assets that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

       3.11     Taxes.

       (a)     Except for matters that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Companies and each Subsidiary have timely filed all material tax returns, statements, reports and forms required to be filed with any tax authority having jurisdiction over the Companies or any Subsidiary (collectively, "Tax Returns") and have paid when due all Taxes owed by the Companies and any Subsidiary (whether or not shown on any such Tax Returns) to any such tax authority. There are no liens on any of the assets of the Companies or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax except for liens that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The term "Tax" shall mean (i) any federal, state, local or foreign or other taxes, fees, duties, assessments, withholdings, royalties or governmental charges of any kind whatsoever (including interest, penalties, additions to tax or additional amounts with respect to such items); (ii) any liability for payment of amounts described in clause (i) as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law; and (iii) any liability for payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person for Taxes.

       (b)     Except as provided in Section 3.11(b) of the Disclosure Schedule, no dispute or claim concerning any Tax liability of the Companies or any Subsidiary has been claimed or raised by any authority in writing nor to the Companies' knowledge, otherwise, except for matters that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

       (c)     Except as provided in Section 3.11(c) of the Disclosure Schedule, as of the date hereof, none of the Companies or any Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

       (d)     Except as set forth in Section 3.11(d) of the Disclosure Schedule, no Subsidiary has any liability for the Taxes of any person (other than the Companies and the Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, except for liabilities that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

       (e)     (i) The Companies have made available to the Purchaser a copy of any Tax-sharing, allocation or indemnity agreement or arrangement involving the Companies or any of the Subsidiaries and a description of any such unwritten or informal agreement or arrangement; (ii) all Taxes required to be withheld, collected or deposited by the Companies or any Subsidiary have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax authority; and (iii) the Companies and each Subsidiary are in compliance with respect to all backup withholding and information reporting requirements in the Code and the regulations thereunder, including, but not limited to all necessary due diligence mailings and the proper and timely filing of Forms W-3, except in the case of clauses (ii) and (iii) for such instances of non-compliance that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

       (f)     The amounts accrued on the books and financial statements of each Subsidiary for Taxes, whether or not due and payable, imposed on or with respect to the operations or assets of such Subsidiary for all periods (or portions thereof) ending on or before the date hereof are sufficient for payment of all Taxes payable for such periods, except to the extent any failure would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each Subsidiary shall continue to determine and reserve for Taxes for purposes of the accrual of such amounts on the books and financial statements of such Subsidiary in a manner that is consistent with the procedure in effect at the time the provision for Taxes by such Subsidiary for purposes of the most recent financial statements was determined, and no amount will be paid, accrued or reserved for Taxes by such Subsidiary as a result of the transaction contemplated hereby or the Section 338(h)(10) Election.

       (g)     As of the date hereof, there are no record retention agreements in effect between any Subsidiary and any tax authority.

       (h)     All tax reserves for life insurance and annuity contracts have been properly calculated and reflected on the Tax Returns filed by the Insurance Subsidiaries (as defined below), except to the extent any failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

       (i)     Except as set forth in Section 3.11(i) of the Disclosure Schedule, (i) no Insurance Subsidiary is required to include any adjustment pursuant to Section 807(f) of the Code for any period ending after the Closing Date nor has any taxing authority proposed such adjustment, (ii) as of the date hereof, no Subsidiary is required, or has agreed, to make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign law) as a result of any change of accounting method, and no application is pending with any governmental authority requesting permission for any change in accounting methods relating to or affecting the Companies or any Subsidiary, (iii) none of the assets of the Subsidiaries is "tax exempt use property" within the meaning of Section 168(h) of the Code, (iv) none of the Companies or any Subsidiary has filed a consent under Section 341(f) of the Code (or corresponding provision of state, local or foreign law) concerning collapsible corporations, and (v) the Section 338(h)(10) Election will not trigger deferred intercompany gains in any of the Subsidiaries.

       (j)     Except as set forth in Section 3.11(j) of the Disclosure Schedule, no Subsidiary has (i) received any tax ruling relating to or affecting it from any governmental authority, or (ii) executed or entered into a closing agreement relating to or affecting any of the Subsidiaries pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any state, local or foreign law.

       (k)     The Companies are eligible to and have the authority to consent to the Section 338(h)(10) Election and similar state elections with respect to this transaction.

       3.12     Compliance with Laws; Permits. None of the Subsidiaries (a) is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations (including any rules or regulations of any governmental or non-governmental self-regulatory organization or agency), (b) since January 1, 1999, has received any notice from any governmental or non-governmental self-regulatory organization or agency or any Government Entity or any other person that such Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations or (c) has any officers, directors or employees who, since January 1, 1999, have been the subject of any disciplinary proceedings or enforcement order arising under any applicable provisions of any laws, statutes, ordinances or regulations (including any rules or regulations of any non-governmental self-regulatory organization or agency) that would be required to be, but has not been, disclosed on Form ADV or BD, and no such disciplinary proceeding or proceedings for the issuance of any enforcement order is pending or threatened, except in the case of each of clauses (a), (b) and (c) for violations or alleged violations that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each of the Subsidiaries has all federal, state and local approvals, registrations, consents, certificates, filings, notices, rights, permits, licenses and franchises from Governmental Entities necessary for the lawful ownership and use of its properties and assets or required to conduct its business as now being conducted, except for such approvals, registrations, consents, certificates, filings, notices, rights, permits, licenses and franchises the absence of that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each Subsidiary whose activities require registration as an insurance company or an insurance agency is duly licensed or authorized as an insurance company or insurance agency, as the case may be, (i) in its jurisdiction of incorporation and (ii) except for failures to be so licensed or authorized that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, in each other jurisdiction where the nature of its business (including the type of business written, sold, produced or managed) requires it to be so licensed or authorized. The Insurance Subsidiaries are, collectively, licensed or authorized to write or conduct business in each of the 50 United States in which they issue policies, and the business actually written or conducted by each Insurance Subsidiary is in conformity with such licenses or authorizations, except for failures that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Keyport Financial Services Corp. ("KFSC") is duly registered or licensed as a broker-dealer under the Exchange Act and all other applicable securities and "blue sky" laws and is a member in good standing of the NASD, except for failures to be so registered, licensed or authorized or be in good standing that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. KFSC is registered or licensed to conduct business as a broker-dealer in each of the 50 United States in which it offers its services and the business actually conducted by it is in conformity with such licenses or authorizations, except for failures that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each Subsidiary has made all filings required to be made by it under applicable regulatory requirements since December 31, 1999, and all such filings have complied with the applicable regulatory requirements, except for such failures that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. To the Companies' knowledge, no Subsidiary or any associated person is subject to a statutory disqualification that could be the basis for a suspension, revocation or limitation of the license of, or ability to obtain a license for such Subsidiary, except for such failures that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. To the Companies' knowledge, subject to the requirement to make filings with and provide notice of the Sale to Governmental Entities, including state insurance commissions, and to the receipt of the Necessary Consents, the consummation of the transactions contemplated by this Agreement will not terminate any of the material licenses held by any Subsidiary. Subject to receipt of the Necessary Consents, the consummation of the transactions contemplated by this Agreement will not result in any revocation, cancellation, limitation or suspension of any such approval, permit, registration, consent, certificate, filing, notice, right, license and franchise, except for such revocations, cancellations, limitations and suspensions that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Financial Centre Insurance Agency, Inc. does not hold or possess, and has not received or applied for, any approval, permit, registration, consent, certificate, filing, notice, right, license or franchise currently used in or related to the Business.

       3.13     Intellectual Property. Except as set forth in Section 3.13 of the Disclosure Schedule, each Subsidiary owns or has all necessary rights to use each trademark (whether or not registered), trademark application, trade name, service mark, copyright and other trade secret or proprietary intellectual property (collectively, "Intellectual Property") used in and material to the business of such Subsidiary, and none of the previous or current development, marketing or distribution of products or services of or by any Subsidiary infringes the right of any other person, except for the failure to own or have such necessary rights to use such Intellectual Property, or any such infringements, that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Except as set forth in Section 3.13 of the Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (a) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made, is currently outstanding or, to the Companies' knowledge, has been threatened against the Companies or any Subsidiaries, and, to the Companies' knowledge, there are no grounds for the same, (b) none of the Companies or any of the Subsidiaries has received any notices of any infringement or misappropriation by any of them with respect to, or conflict with, any third party with respect to the Intellectual Property, and (c) none of the Companies or any of the Subsidiaries has infringed, misappropriated or otherwise conflicted with any intellectual property rights of any third parties.

       3.14     No Undisclosed Material Liabilities. There are no liabilities of any of the Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, except as disclosed in the Prior SEC Filings or liabilities and obligations incurred under this Agreement.

       3.15     Opinion of Financial Advisor; Brokers.

       (a)     The Board of Directors of LFC has received the opinion of Credit Suisse First Boston Corporation (the "Financial Advisor"), dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by the Companies pursuant to this Agreement is fair, from a financial point of view, to LFC. LFC has been authorized by the Financial Advisor, subject to prior review by the Financial Advisor, to permit the inclusion of such written fairness opinion in the Proxy Statement.

       (b)     Except for the Financial Advisor (the fees of which will be paid by LFC), no agent, broker, person or firm acting on behalf of the Companies is or will be entitled to any advisory commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein.

       3.16     Insurance Matters.

       (a)     Each of the Subsidiaries set forth in Section 3.16(a) of the Disclosure Schedule (the "Insurance Subsidiaries") has filed all required annual and quarterly statements with the applicable regulatory authorities for the years ended December 31, 1998, 1999 and 2000 (the "SAP Statements"), the failure to file that would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, and all such SAP Statements were prepared in accordance with practices prescribed by the state of domicile of such Subsidiary, except to the extent the failure to be so prepared would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

       (b)     The business and operations of the Insurance Subsidiaries have been conducted in compliance with all applicable laws regulating the business of insurance and all applicable orders and directives of insurance regulatory authorities and the business and operations of Independent Financial Marketing Group, Inc. have been conducted in compliance with all applicable laws, regulations and orders, including those applicable to the sale of bank non-deposit investment products, except in either case where the failure to so conduct such business and operations would not, individually or in the aggregate, reasonably be expected, to result in a Company Material Adverse Effect. In addition, to the knowledge of the Companies, none of the Insurance Subsidiaries (i) is in violation of or since January 1, 1999 has violated, any applicable laws regulating the business of insurance or (ii) has received any notice from any Government Entity or any other person that any Insurance Subsidiary is in violation of, or has violated, any applicable provisions of any applicable laws regulating the business of insurance, except for violations or alleged violations described in clauses (i) and/or (ii) above that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

       (c)     Except as otherwise would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, all insurance products marketed, serviced, administered, sold or issued by or on behalf of an Insurance Subsidiary have been marketed, serviced, administered, sold and issued in compliance with applicable consumer protection laws. Except as otherwise would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, and all amendments, applications, brochures, illustrations and certificates pertaining thereto, and any and all marketing materials, in effect as of the date hereof that are issued or have been issued by the Insurance Subsidiaries are, to the extent required under applicable law, on forms approved by applicable regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection. Such forms comply with applicable insurance laws, except as otherwise would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. All premium rates of the Insurance Subsidiaries that are required to be filed with or approved by any Government Entity have been so filed or approved and the premiums charged conform thereto, and such premiums comply with all applicable anti-discrimination laws, federal or state, and all applicable insurance laws, except for any failure to be so filed or approved or to so comply would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

       (d)     The reserves reflected in the SAP Statements of each Insurance Subsidiary for the year ended December 31, 2000, for future insurance policy benefits, losses, claims and similar purposes are in compliance with the requirements for reserves established by the insurance departments of the state of domicile of such Insurance Subsidiary and were determined in accordance with generally accepted actuarial standards and principles consistently applied, except to the extent the failure to so comply or be determined would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

       (e)     All annuity contracts and life insurance policies issued by each Insurance Subsidiary to an annuity holder domiciled in the United States meet all definitional or other requirements for qualification under the Code section applicable (or intended to be applicable) to such annuity contracts or life insurance policies, except to the extent the failure to meet such requirements would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

       (f)     Each separate account maintained by an Insurance Subsidiary (collectively, the "Company Separate Accounts") is duly and validly established and maintained under the laws of its state of formation, is operated in compliance with all applicable laws and is either excluded from the definition of an investment company pursuant to Section 3(c)(11) of the Investment Company Act of 1940, as amended (the "Investment Company Act"), or is duly registered as an investment company under the Investment Company Act, except to the extent the failure to be so established and maintained, to so operate, or to be so excluded or registered would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The insurance contracts under which the Company Separate Accounts assets are held are duly and validly issued and are binding obligations of the applicable Insurance Subsidiary and were sold in compliance with all applicable laws, except to the extent the failure to be so issued or binding or so sold would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The applicable Insurance Subsidiary is treated for federal Tax purposes as the owner of the assets underlying the respective life insurance policies and annuity contracts issued, entered into or sold by it, except to the extent the failure would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

       3.17     Material Contracts. Section 3.17 of the Disclosure Schedule sets forth a complete and correct list as of the date hereof of all of the following contracts, agreements (written or oral), indentures, leases, mortgages, licenses and instruments (collectively, "Contracts") to which any Subsidiary is a party or under which any Subsidiary may be liable (other than (i) any contracts which are insurance products marketed, serviced, administered, sold or issued in the ordinary course of business consistent with past practices by any Subsidiary, (ii) any contracts entered into in the ordinary course of business consistent with past practices by Independent Financial Marketing Group, Inc. with respect to its retail distribution business, (iii) any contracts entered into in the ordinary course of business consistent with past practices in connection with the management of investments and (iv) any other contracts entered into in the ordinary course of business consistent with past practices in connection with the distribution of products):

       (a)     any Contract with any director or officer of any Subsidiary other than (a) noncompetition and confidentiality agreements with such persons, (b) Contracts terminable by the Companies upon no more than 60 days' notice without penalty or payment of any kind (other than amounts accrued through the effective date of termination) and (c) the Company Benefit Plans and any contracts entered into in connection therewith;

       (b)     any Contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC under the Exchange Act) of any Subsidiary to be performed in whole or in part after the date of this Agreement;

       (c)     any Contract that, after the Closing, will restrict the conduct of any line of business by the Subsidiaries or upon consummation of the Sale will restrict the ability of the Subsidiaries to engage in any line of business in which they may lawfully engage (it being understood that the exceptions set forth in clauses (i), (ii), (iii) and (iv) of the introductory paragraph of this Section 3.17 shall not apply to this Section 3.17(c));

       (d)     any Contract with a labor union (including any collective bargaining agreement);

       (e)     except for the Retention Plan and the vesting of benefits under qualified and non-qualified retirement and savings plans listed on Section 3.17 of the Disclosure Schedule, any Contract pursuant to which any of the benefits of which will or could be increased, or the vesting of the benefits of which will or could be accelerated, by the consummation of the Sale, or the value of any of the benefits of which will or could be calculated on the basis of the Sale;

       (f)     any Contract (other than the Company Benefit Plans) not otherwise disclosed pursuant to this Section 3.17 calling for payments aggregating more than US$500,000, whether payable by or to any Subsidiary;

       (g)     any partnership, joint venture or other similar contract;

       (h)     any Contract (other than the Company Benefit Plans) not otherwise disclosed pursuant to this Section 3.17 calling for payments aggregating US$500,000 or more with or for the benefit of any affiliate of any of the Companies (other than the Subsidiaries) other than as disclosed in Section 3.8 of the Disclosure Schedule;

       (i)     any tax sharing or similar Contract;

       (j)     any reinsurance, coinsurance or similar Contract;

       (k)     any funding agreement, indenture, credit agreement, loan agreement, note, mortgage, guarantee security agreement or other Contract for financing or funding pursuant to which any Subsidiary is the obligor; and

       (l)     any Contract pursuant to which any of the Companies acquired any Subsidiary, any Subsidiary acquired another Subsidiary or any Subsidiary acquired or agreed to acquire any of the capital stock or other equity interest of another entity, or all or materially all of the assets of another entity, except for Contracts of such nature under which neither any Company nor any Subsidiary has any obligations that are to be performed after the date of this Agreement.

       All of the foregoing are collectively referred to in this Agreement as the "Material Contracts". To the extent that a Material Contract is evidenced by documents, copies thereof (including any amendments or waivers with respect thereto) have been made available to the Purchaser. To the extent that a Material Contract is not evidenced by documents, the Companies have made available to the Purchaser a written description of all of the material terms and conditions of such Material Contract. Each Material Contract is in full force and effect and is enforceable against the applicable Subsidiary in accordance with its terms, except where the failure to be in full force and effect or to be enforceable would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. There does not exist under any Material Contract any default or condition or event that, after notice or lapse of time or both, would constitute a default on the part of any Subsidiary or, to the knowledge of the Companies, on the part of any other parties to such Material Contracts, except for such defaults, conditions or events that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Except as set forth in Section 3.4(a) of the Disclosure Schedule, the execution, delivery and performance by the Companies of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in the breach or termination of, any provision of, or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or loss of any benefit to which any Subsidiary is entitled under any provision of a Material Contract.

       3.18    Vote Required. The affirmative vote of the holders of a majority of votes of the capital stock of LFC (the "Shares") voting as a single class with the Company's Series A Redeemable Preferred Stock (the "Series A Preferred") voting on an as-converted basis, is the only vote of the holders of any class or series of capital stock of the Companies necessary to approve the Sale under the MBCL and the Companies' charters, by-laws and other organizational documents.

       3.19    Companies' Knowledge. For purposes of this Agreement and all certificates and other documents delivered in connection herewith, the term "Companies' knowledge", "knowledge of the Companies", "Companies' best knowledge", "best knowledge of the Companies" or similar phrases shall mean the actual knowledge (after giving effect to things actually forgotten) of the Chief Executive Officer, Chief Financial Officer and General Counsel of each of the Companies, Keyport Life Insurance Company and Independent Financial Marketing Group, Inc.

       3.20    Takeover Statutes. Except as have been waived by the board of directors of LFC, no "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to the transactions contemplated by this Agreement.

       3.21    Certain Intercompany Transfers. All transactions reflected as "Reclassifications from Corporate" on the pro forma balance sheet attached as Section 3.21 of the Disclosure Schedule have been completed or, prior to the Closing, will be completed by the Companies. The pro forma financial information attached as Section 3.21 of the Disclosure Schedule under the caption "Annuity (Adjusted)" fairly presents in all material respects the consolidated financial position of the Business as of the date thereof.

       3.22    Competition Act (Canada). For purposes of the Competition Act (Canada), LFC, together with its subsidiaries, did not have assets in Canada at December 31, 2000, or revenue from sales in or from Canada for the twelve-month period ended December 31, 2000, in excess of Can.$35,000,000.

       3.23    Assets Transferred . Except for matters addressed in the Transition Services Agreement, the Subsidiaries include the entire life insurance, annuity and intermediary retail distribution business conducted by the Companies and their respective subsidiaries, including all of their respective rights and assets in such business, including, without limitation, all of the agreements between the Companies or their respective subsidiaries and distributors with respect to the sale of annuity products.

  CONDUCT OF BUSINESS

       4.1     Conduct Prior to Closing. Except as otherwise specifically contemplated by this Agreement, as disclosed in Section 4.1 of the Disclosure Schedule, as required in connection with the Sale, or as required by law, the Companies covenant and agree that, unless the Purchaser shall otherwise consent (which consent, in the case of subsections (ix), (x) and (xii) in Section 4.1(b) below and, only as it relates to subsections (ix), (x) and (xii), subsection (xvi) in Section 4.1(b) below, shall not be unreasonably withheld, delayed or conditioned) in writing, during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing:

       (a)     The business of the Subsidiaries shall in all material respects be conducted only in the ordinary course of business consistent with past practices, and the Companies shall use commercially reasonable efforts, to maintain and preserve substantially intact in all material respects the business organization, employees and advantageous business relationships of the Subsidiaries.

       (b)    In addition, but without limiting the generality of the foregoing, none of the Companies or any Subsidiaries shall directly or indirectly do any of the following:

               (i)    issue or sell, or authorize or agree to the issuance or sale of, any shares of, or any options or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable or exercisable for any shares of, capital stock of any class of any Subsidiary;

               (ii)   acquire, transfer, sell, lease, pledge or encumber any assets material to any Subsidiaries, except in connection with investment activities in the ordinary course of business consistent with past practices ("Subsidiary Investing");

               (iii)  amend the charter or by-laws or similar organizational documents of any of the Subsidiaries;

               (iv)   split, combine or reclassify any shares of the capital stock of the Subsidiaries or declare, set aside for payment or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of any of the Subsidiaries, other than, with respect to dividends or distributions cash dividends and distributions, by a Subsidiary to another Subsidiary (it being understood that no dividend or distribution has been paid or made or will be paid or made by any Subsidiary since September 30, 2000);

               (v)    except pursuant to Section 5.5, enter into an agreement with respect to any merger, consolidation, liquidation or business combination involving any Subsidiary, or any acquisition or disposition of all or substantially all of the assets or securities of any of the Subsidiaries;

               (vi)   except pursuant to Section 5.5 or in connection with Subsidiary Investing, enter into an agreement with respect to the disposition of a material amount of assets of any Subsidiary, or any release or relinquishment of any material contract rights of any Subsidiary;

               (vii)  with respect to any Subsidiary, (A) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or (B) make any material investment either by purchase of stock or securities, contributions to capital (other than to wholly-owned Subsidiaries), property transfer or purchase of any property or assets of any other individual or entity, except in connection with Subsidiary Investing;

               (viii) with respect to any Subsidiary, other than in the ordinary course of business consistent with past practices, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or, except in connection with Subsidiary Investing, make any loans or advances;

               (ix)   (A) other than in the ordinary course of business consistent with past practice, permit any Subsidiary to enter into any new Contract that would satisfy the definition of Material Contract if in effect on the date hereof or (B) terminate, amend, modify or waive compliance of any provision of any Material Contract in any respect materially adverse to any of the Subsidiaries;

               (x)    except as set forth in Section 4.1 of the Disclosure Schedule, make or change any material Tax election, release, assign settle or compromise any material Tax liability, or waive any statute of limitations for any Tax claim or assessment unless such action would not reasonably be expected to increase the Tax liability of the Subsidiaries or the tax sharing obligation of any Subsidiary under this Agreement;

               (xi)   except as may be required as result of a change in law, regulation or in generally accepted accounting principles, change any accounting principles or practices used by any Subsidiary;

               (xii)  release, assign, settle or compromise any material claim or litigation relating to any Subsidiary;

               (xiii) other than as may be required as a result of a change in law, regulation or in generally accepted accounting principles, change any of the Subsidiary's reserving methods (it being understood that the foregoing shall not apply to changes in the amount of reserves);

               (xiv)  with respect to any Subsidiary, pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practices;

               (xv)   with respect to any Subsidiary, enter into any structured settlement agreement or arrangement, funding agreement or arrangement or reinsurance agreement or arrangement; provided that the Purchaser hereby consents that the Companies and Subsidiaries may, consistent with past practices, continue to enter into structured settlement agreements or arrangements, including any agreement to be the assignee of structured settlement payment obligations, so long as such structured settlement agreements or arrangements are subject to the Liberty Life Guarantee; or

               (xvi)  agree or commit to do any of the foregoing.

       (c)     None of the Companies or any Subsidiary shall adopt or amend in any material respect (except as may be required by law or permitted by or contemplated under this Agreement) any bonus, profit sharing, compensation, stock option, stock purchase, pension, retirement, deferred compensation, or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee or former director, officer or employee of any Subsidiary (other than commercially reasonable arrangements entered into with any new hires) or increase the compensation or fringe benefits of any employee or former director, officer or employee of any Subsidiary or pay any benefit not required by any existing plan, arrangement or agreement, except compensation increases for employees and non-executive officers in the ordinary course of business consistent with past practices.

       (d)     None of the Companies nor any Subsidiary shall take any action with respect to the grant of any severance or termination pay or with respect to any increase of benefits payable under its retention, severance or termination pay policies in effect on the date hereof with respect to employees of any of the Subsidiaries. The Companies shall not amend or modify the Retention Plan after the date hereof to the extent any such amendment or modification relates to employees of the Subsidiaries or increases the costs to the Purchaser or any of the Subsidiaries under the Retention Plan. LFC has delivered to the Purchaser a true and complete copy of the Retention Plan.

       (e)     Notwithstanding anything to the contrary contained in this Section 4.1, the Companies shall be permitted to cause, and shall cause, LASC to make a dividend or distribution to Keyport Life Insurance Company immediately prior to the Closing and effective at the same time as the amendments to the Administrative Services Agreement referred to in Section 1.2(d) of the Transition Services Agreement of (i) the issued and outstanding capital shares of KFSC and (ii) an amount in cash equal to the net worth of LASC as of such date.

       (f)     The Insurance Subsidiaries shall manage their Subsidiary Investing in a manner that is consistent with past practices in all material respects and, within the reasonable business judgment of their senior management, consistent with the business plans provided to the Purchaser, subject to the restrictions set forth in clauses (i) and (ii) below. On a periodic basis as reasonably requested by the Purchaser and reasonably available to the Subsidiaries, but in no event less frequently than 18 Business Days after the end of each calendar month, the Companies shall deliver to the Purchaser such information regarding the duration and the asset/liability composition, duration matching of the Insurance Subsidiaries' general account investments as of such month end. Notwithstanding the foregoing:

            (i)     The Insurance Subsidiaries shall not make additional commitments to make private equity investments (such as, but not limited to, venture funds, hedge funds and direct private equity investments) or other investments categorized by the Insurance Subsidiaries as "alternative investments" ("Restricted Investments"); provided, however, that this Section 4.1(f)(i) shall not prohibit the Insurance Subsidiaries from making additional investments in Restricted Investments to the extent required by law or existing contractual obligations.

            (ii)    The Insurance Subsidiaries shall (x) invest new cash deposits from customers in investment grade securities and (y) reinvest proceeds (including payments of principal and interest) received from existing investments in below investment grade securities and investments ("Below Investment Grade Investments") in investment grade securities; provided, however, that (1) this Section 4.1(f)(ii) shall not prohibit the Insurance Subsidiaries from selling existing Below Investment Grade Investments and reinvesting the proceeds of such sales in other Below Investment Grade Investments and (2) this Section 4.1(f)(ii) shall not prohibit the Insurance Subsidiaries from making investments in Below Investment Grade Investments if, after giving effect to such investments, the portion of their combined general investment accounts invested in Below Investment Grade Investments would not exceed 7.5% of the total combined general investment accounts (including securities lending collateral).

       4.2     Notification of Certain Matters. The Companies shall give prompt written notice to the Purchaser, upon obtaining knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur causes (x) any representation or warranty made by the Companies and contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, or (y) any material failure of the Companies or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations or warranties of the Companies or the conditions to the obligations of the parties hereunder. The Purchaser shall give prompt notice to the Companies, upon obtaining knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur causes (x) any representation or warranty made by the Purchaser contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, or (y) any material failure of the Purchaser, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations or warranties of the Purchaser or the conditions to the obligations of the parties hereunder.

       4.3     Access to Information. Except as prohibited by confidentiality agreements to which any of the Companies or a Subsidiary is a party or as restricted under applicable law or to the extent the Companies reasonably believe the same would result in the disclosure of any trade secrets of third parties, the Companies shall, and shall cause the Subsidiaries, and the Companies' and the Subsidiaries' respective officers, directors, employees and agents to, afford to the Purchaser and to the officers, employees and agents of the Purchaser reasonable access upon reasonable notice and at mutually agreeable times, to the Companies' and any Subsidiary's officers, employees, agents, properties, books, records and contracts, and shall furnish the Purchaser such financial, operating and other data and information as the Purchaser, through its officers, employees or agents, may reasonably request. All such information shall be governed by the Confidentiality Agreement (as defined below).

  ADDITIONAL AGREEMENTS

       5.1     Preparation of Proxy Statement. LFC shall prepare, in cooperation with the Purchaser, the Proxy Statement and use its commercially reasonable efforts to obtain and furnish the information required to be included by it in the Proxy Statement, and respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to the holders of LFC's capital stock ("LFC's Stockholders") at the earliest practicable time following the execution of this Agreement. The Purchaser and its counsel shall be given reasonable opportunity to review and discuss with the Companies' counsel the Proxy Statement prior to its filing with the SEC, and shall be provided with any comments that LFC and its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments. If prior to the Closing any event shall occur which is required to be set forth in an amendment or a supplement to the Proxy Statement, LFC will promptly prepare and mail to LFC's Stockholders such an amendment or supplement, provided, however, that, with respect to any event or information relating to the Purchaser giving rise to such requirement, the Purchaser shall have notified the Companies thereof in a timely fashion.

       5.2     Board Recommendation. Except to the extent otherwise permitted pursuant to Section 5.5 below, LFC through its Board of Directors shall recommend the authorization of the Sale in the Proxy Statement and use its commercially reasonable efforts to obtain the necessary authorization of the Sale by LFC's Stockholders at a stockholders' meeting (including any adjournments thereof, the "Company Stockholders' Meeting") as promptly as practicable following the execution of this Agreement.

       5.3     Fees and Expenses.

       (a)     Except as otherwise provided in Section 7.5, each party shall bear all of the fees and expenses incurred by it in connection with the negotiation and performance of this Agreement (it being understood that LFC shall bear all of the fees and expenses of the Companies and the Subsidiaries), and neither party may recover any such fees and expenses from the other party upon any termination of this Agreement, provided, however, that so long as the Closing shall occur, the Purchaser shall pay one-half of the reasonable costs of printing and mailing the Proxy Statement to LFC's Stockholders.

       (b)     The provisions contained in this Section 5.3 shall survive any termination of this Agreement.

       5.4     Additional Agreements. Subject to the terms and conditions provided in this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each of the other parties hereto in connection with the foregoing, including using commercially reasonable efforts: (A) to obtain all authorizations, consents and approvals required by the Applicable Laws; and (B) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to fulfill all conditions to this Agreement. For purposes of the foregoing and the provisions of Sections 5.7 and 5.10, the obligation of the Companies and the Purchaser to use "commercially reasonable efforts" or "reasonable efforts" to obtain waivers, consents and approvals shall not include, (a) with respect to loan agreements, leases and other contracts, agreeing to a material modification of the terms of such documents, except as expressly contemplated hereby, or making any material guaranty or material monetary payment in consideration of such waiver, consent or approval or (b) with respect to waivers, consents and approvals by or from, or resolving any objections of any Government Entity, accepting or agreeing to accept (as a condition to obtaining such waiver, approval or consent or resolving any objection of such Government Entity) that the Purchaser or the Companies, or any of their respective affiliates, make or enter into any divestitures, licenses, hold separate or trust agreements, make any guaranty, monetary payment or other financial adjustment or agree to any restriction or limitation on the conduct of their respective businesses (including, without limitation, on their ability to declare or pay dividends or make other distributions) that would, individually or in the aggregate, reasonably be expected to materially and adversely affect the Business or Sun Life Assurance Company of Canada (U.S.), the United States Branch of the Purchaser or any other material portion of Sun Life Financial Services of Canada, Inc. (a "Purchaser Material Adverse Effect").

       5.5     No Solicitation.

       (a)     During the period from the date of this Agreement and until the earlier of the Closing or the termination of this Agreement, none of the Companies or any of the Subsidiaries or any of their respective affiliates, subsidiaries, officers, directors, employees, representatives and agents (including, without limitation the Financial Advisor) shall, directly or indirectly, (i) solicit or initiate any proposals or offers from any corporation, partnership, person or other entity or group other than the Purchaser or an affiliate of the Purchaser (a "Third Party") concerning any acquisition, consolidation, tender or exchange offer, merger, business combination, sale of securities or substantial assets (including by way of reinsurance) of any of the Subsidiaries or any other transaction that would result in the sale of all or any substantial portion of the Subsidiaries or the Business or that would otherwise adversely affect the ability of the Companies and the Purchaser to consummate the Sale (any such transaction being referred to herein as an "Acquisition Proposal"); or (ii) have any discussions or negotiations with or provide any non-public or confidential information to any Third Party relating to any inquiry, proposal or offer concerning an Acquisition Proposal; provided, however, that the term Acquisition Proposal shall not include, and this Agreement shall not limit the Companies or any of their subsidiaries with respect to, any proposal for a transaction with respect to the Companies or any of their subsidiaries or any portion of the Companies or their subsidiaries not including any of the Subsidiaries, regardless of the form of such transaction, so long as such proposal or transaction would not adversely affect the ability of the Companies and the Purchaser to consummate the Sale. Notwithstanding the foregoing, the Companies, the Subsidiaries, and their respective affiliates, subsidiaries, officers, directors, employees, representatives and agents (i) may furnish or cause to be furnished information concerning the Companies' and their subsidiaries' businesses, properties or assets to a Third Party (subject to such Third Party executing a confidentiality agreement on terms no less favorable in the aggregate to LFC than those in the Confidentiality Agreement between the Purchaser and LFC dated December 12, 2000 (the "Confidentiality Agreement")), and may enter into, participate in, conduct or engage in discussions or negotiations with such Third Party, if and only to the extent that in connection with this clause (i) the Board of Directors of LFC shall have determined in good faith, after consultation with its external financial advisors and external legal counsel, that such actions are necessary in order for the directors to comply with their fiduciary duties under applicable law, (ii) may take any position with respect to an Acquisition Proposal in accordance with Rules 14d-9 and 14e-2 under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) and may make disclosure to LFC's Stockholders if, in the good faith judgment of the Board of Directors of LFC, after consultation with its external financial advisors and external legal counsel, failure to so disclose would be inconsistent with its obligations under applicable law; and (iii) may, only in the case of a Qualified Acquisition Proposal and only in compliance with the provisions of Section 5.5(c), enter into one or more agreements to consummate a Qualified Acquisition Proposal. As used herein, "Qualified Acquisition Proposal" means a bona fide written Acquisition Proposal or Acquisition Proposals to either (x) acquire all or substantially all of the capital stock or assets of the Subsidiaries on terms and subject to conditions that LFC's Board of Directors believes in good faith, taking into account all of the terms and conditions of such Acquisition Proposal or Acquisition Proposals, would, if consummated, be superior to the Sale and in the best interests of LFC's Stockholders or (y) acquire all or substantially all of the capital stock or assets of LFC on terms and subject to conditions that LFC's Board of Directors believes in good faith, taking into account all of the terms and conditions of such Acquisition Proposal or Acquisition Proposals, would, if consummated, be in the best interests of LFC's Stockholders; provided, however, that if any of the Companies or Subsidiaries, or any of their respective affiliates, subsidiaries, officers, directors, employees, representatives or agents have breached any provision of this Section 5.5 in any respect in connection with the receipt of such bona fide written Acquisition Proposal that has actually prejudiced the Purchaser, such Acquisition Proposal shall not be deemed to be a Qualified Acquisition Proposal.

       (b)     The Companies will promptly (and in no event later than 36 hours after receipt) notify the Purchaser in writing of, and will disclose to the Purchaser all material details (including, without limitation, the identity of the Third Party making such Acquisition Proposal) of, any Acquisition Proposal, whether oral or written, that any of the Companies or Subsidiaries or any of their respective affiliates, subsidiaries, officers, directors, employees, representatives or agents (including, without limitation, the Financial Advisor) receives. If any of the Companies or Subsidiaries or any of their respective affiliates, subsidiaries, officers, directors, employees, representatives or agents furnishes any nonpublic information or confidential information to any Third Party pursuant to Section 5.5(a), the Companies shall provide the Purchaser on a concurrent basis with copies of or access to such information.

       (c)     Except as expressly permitted by this Section 5.5(c), neither LFC's Board of Directors nor any committee thereof shall or shall resolve to (i) not recommend or withdraw its approval or recommendation of the Sale, (ii) modify or qualify such approval or recommendation in a manner adverse to the Purchaser, (iii) approve or recommend any proposed Acquisition Proposal or (iv) cause LFC to enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to an Acquisition Proposal. Notwithstanding the foregoing, if prior to the Company Stockholders' Meeting, the Board of Directors of LFC determines in good faith, after it has received a Qualified Acquisition Proposal and after consultation with external legal counsel, that it must take such action to comply with its fiduciary duties to LFC's Stockholders under applicable law, then LFC's Board of Directors may (subject to this sentence) take any of the actions contemplated by clauses (i), (ii), (iii) and (iv) of the immediately preceding sentence (a "Subsequent Action") and terminate this Agreement pursuant to Section 7.1(c), but only if (x) the Companies deliver to the Purchaser a written notice advising the Purchaser that LFC's Board of Directors has received a Qualified Acquisition Proposal and specifying the material terms and conditions of such Qualified Acquisition Proposal, identifying the person making such Qualified Acquisition Proposal and stating that, not earlier than the end of the third Business Day following receipt by the Purchaser of such notice, LFC's Board of Directors intends to take a Subsequent Action; (y) during such three Business Day period, the Companies shall have considered, and shall have caused their respective affiliates, subsidiaries, officers, directors, employees, representatives and agents to have considered, in good faith any adjustments in the terms and conditions of this Agreement that the Purchaser may propose; and (z) the Purchaser does not, within such three Business Day period, offer to make such adjustments in the terms and conditions of this Agreement or other proposals regarding LFC such that LFC's Board of Directors determines in its good faith judgment (after consultation with the Financial Advisor or another independent financial advisor of nationally recognized reputation) that this Agreement, together with such adjustments offered by the Purchaser, is at least as favorable to LFC's Stockholders as such Qualified Acquisition Proposal.

       (d)     The Companies shall immediately cease and cause to be terminated any activities, discussions, or negotiations, existing on the date hereof, with any Third Party with respect to any Acquisition Proposal or that may reasonably be expected to lead to an Acquisition Proposal.

       5.6     Governmental Filings. The Companies shall promptly provide the Purchaser (or its counsel) with copies of all filings made by any of the Companies with the SEC or the NASD (or any other self-regulatory organization) or any other state or federal Government Entity in connection with this Agreement and the Sale. The Purchaser shall promptly provide the Companies (or its counsel) with copies of all filings made by them with the SEC or any other state, provincial or federal (United States or Canadian) Government Entity in connection with this Agreement and the transactions contemplated hereby. Subject to applicable laws relating to the exchange of information, the Companies and the Purchaser shall have the right to review in advance, and to the extent practicable each will consult the other with respect to all information relating to the Subsidiaries, or the Purchaser, as the case may be, and any of their respective subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or Government Entity in connection with the Sale and the other transactions contemplated by this Agreement.

       5.7     Insurance Law Approvals. The Purchaser, and the Companies recognize that the transactions contemplated by this Agreement shall constitute an acquisition of control by the Purchaser with respect to each Insurance Subsidiary. Such acquisition of control therefore requires the filing of a Form A with the appropriate regulatory authority of (i) the domiciliary state of each such Insurance Subsidiary (the Rhode Island DBR or the New York DOI, as the case may be) and (ii) each other state, if any, in which such Insurance Subsidiary is commercially domiciled. In addition, such acquisition of control will require the filing of a pre-acquisition notice or other filing with the applicable insurance regulatory authorities of certain other states. The Purchaser shall make all required filings of Form A and pre-acquisition notices or other filings as soon as practicable, such filings to be prepared in accordance with Applicable Laws and to contain all necessary information required therein, which shall be true, correct and complete. The Purchaser and the Companies agree to use commercially reasonable efforts and cooperate in obtaining as promptly as practicable such authorizations and approvals of insurance regulators as may be required under Applicable Laws in order to consummate the transactions contemplated by this Agreement. The Companies agree to use commercially reasonable efforts to provide such information for inclusion in such filings as may be required.

       5.8     Indemnification. The Purchaser agrees that all rights to indemnification, advancement of expenses, exculpation, limitation of liability and any and all similar rights now existing in favor of the employees, agents, directors or officers of the Subsidiaries (the "Indemnified Parties") as provided in the charter or by-laws of the Companies or in the respective charters or by-laws or other agreements of the Subsidiaries in effect on the date hereof (copies of which have been made available to the Purchaser), shall survive the Sale and shall continue in full force and effect for a period of six years from the Closing; provided, however, that if any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims.

       5.9     Fair Price Structure. If any "fair price" or "control share acquisition" or "anti-takeover" statute, or other similar statute or regulation or any state "blue sky" statute shall become applicable to the transactions contemplated hereby, the Companies and the Companies' boards of directors shall grant, subject to the terms of this Agreement, such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby, and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

       5.10     Continuing Employees.

       (a)     Effective as of the Closing, each Subsidiary shall cease to be a participating employer in the Company Benefit Plans (other than Company Benefit Plans which are sponsored by the Subsidiaries solely for the benefit of employees of the Subsidiaries (the "Subsidiary Benefit Plans")) and, on or after the Closing Date, the Subsidiaries shall have no obligations or liabilities to, under or with respect to any Company Benefit Plan, other than the Subsidiary Benefit Plans.

       (b)     For periods after the Closing, the Purchaser will provide (or cause to be provided) to each employee of any of the Subsidiaries who continues his or her employment with the Subsidiaries or the Purchaser after the Closing (the "Business Employees") employee benefit plans, agreements, programs, policies and arrangements (the "Purchaser's Plans") that are substantially comparable in the aggregate to the employee benefits maintained from time to time by the Purchaser for its similarly situated employees. Notwithstanding the preceding sentence, (i) the Purchaser shall not be required to provide coverage under a defined benefit pension plan to any Business Employee who was not a member of a class of employees who, immediately prior to the Closing Date, was eligible for coverage under a Company Benefit Plan which was a defined benefit pension plan, (ii) the Purchaser shall not be required to provide any benefit to any Business Employee to the extent the provision of such benefit would result in the duplication of benefits and (iii) the Purchaser shall be permitted to provide to Business Employees benefits under employee welfare benefit plans which are substantially comparable to those provided to such Business Employees under Company Benefit Plans which are employee welfare benefit plans immediately prior to the Closing Date. For the purposes of any of the Purchaser's Plans for which eligibility and vesting of benefits depend on length of service and for all other benefits for which benefit levels depend on length of service (but not benefit accrual or eligibility purposes under any defined benefit pension plan), the Purchaser shall give (or cause to be given) to each continuing Business Employee full credit for past service with the Companies and the Subsidiaries and for any additional periods for which the Companies or a Subsidiary has previously granted the Business Employee with service credit for comparable benefit purposes under a corresponding Company Benefit Plan ("Prior Service"). In addition, and without limiting the generality of the foregoing: (i) each Business Employee shall be given credit for Prior Service for purposes of eligibility to participate, satisfaction of any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations and shall be given credit for amounts paid under a corresponding Company Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Purchaser's Plans. Nothing in this Section 5.10 shall prevent Purchaser or the Subsidiaries from terminating the employment of any of the Business Employees at any time after the Closing, so long as the Subsidiaries comply with the applicable terms of the Retention Plan.

       (c)     Effective as of the Closing Date, the Purchaser shall establish or designate a defined contribution plan maintained by the Purchaser or its affiliates in which, subject to the terms and conditions of such plan (taking into account the provisions of this Section 5.10), Business Employees shall be eligible to participate (the "Purchaser's Defined Contribution Plan"). The Companies maintain the Liberty Financial Companies, Inc. Savings and Investment Plan (the "Companies' Defined Contribution Plan") and have submitted a favorable determination letter request with the IRS with respect thereto, which determination letter request is pending as of the date hereof. The Companies agree to take all actions necessary to amend the Companies' Defined Contribution Plan as applied to any Business Employee to eliminate all annuity forms of distribution effective as of a date no later than the Closing Date. The amendment described in the preceding sentence shall be made in accordance with Treasury regulations issued pursuant to section 411(d)(6) of the Code, and the Companies shall provide, not later than the Closing Date, all Business Employees with a summary (the "Amendment Summary") that reflects such amendment and that satisfies the requirements of ERISA and applicable Department of Labor regulations relating to summaries of material modifications. Subject to the provisions of this Section 5.10(c), the Companies and the Purchaser shall take (or cause to be taken) all actions necessary to cause the assets and liabilities of the Companies' Defined Contribution Plan attributable to the accrued benefits of Business Employees to be transferred from the trustee of the Companies' Defined Contribution Plan to the trustee of the Purchaser's Defined Contribution Plan; provided, however, that no transfer of assets or liabilities shall occur with respect to any Business Employee whose annuity starting date occurs prior to the effective date of the transfer. The assets to be transferred pursuant to the preceding sentence shall consist of cash and promissory notes evidencing outstanding loans to Business Employees. The transfer of assets and liabilities from the Companies' Defined Contribution Plan to the Purchaser's Defined Contribution Plan shall conform in all respects with Sections 411(d)(6) and 414(l) of the Code. No transfer of assets and liabilities from the Companies' Defined Contribution Plan to the Purchaser's Defined Contribution Plan shall occur until the latest of (i) the Closing Date, (ii) the date on which the IRS issues a favorable determination letter with respect to the Companies' Defined Contribution Plan and the Companies have taken all actions required by the IRS as a condition of such favorable determination letter, or (iii) 90 days after the Companies have adopted the amendment to the Companies' Defined Contribution Plan which eliminates all annuity forms of distribution and have provided Business Employees with the Amendment Summary.

       (d)     Notwithstanding the foregoing provisions of this Section 5.10, the Purchaser and the Companies shall, prior to the Closing Date, cooperate and negotiate in good faith to achieve the objectives of this Section 5.10 and to facilitate a transition of coverage for Business Employees to the Purchaser's Plans. The primary objectives of the parties in cooperating and negotiating any such further agreements shall be to provide for uninterrupted coverage of employees under appropriate employee benefit plans from and after the Closing Date. In furtherance of that objective, the Purchaser and the Companies agree that, for the Extended Coverage Period (as defined below), the Business Employees shall be entitled to continue coverage under the Company Benefit Plans which are group health or dental plans, and the Purchaser agrees to reimburse the Companies for covered claims incurred under such plans during the Extended Coverage Period and reasonable administrative costs incurred by the Companies as a result of the coverage of the Business Employees under such plans during the Extended Coverage Period. For purposes of this Agreement, the "Extended Coverage Period" shall be the period commencing on the Closing Date and ending on the date that the Business Employees become eligible for coverage under the Purchaser's group medical and dental plans (which date shall be no later than the first day of the coverage period following the first normal open enrollment period with respect to the Purchaser's group medical and dental plans which begins on or after the Closing Date). Except for obligations and agreements specifically set forth in this Section 5.10, no agreement with respect to employee benefit plans shall be effective unless and until it has been set forth in a written agreement duly executed on behalf of the Companies and the Purchaser.

       (e)     Notwithstanding the foregoing provisions of this Section 5.10, as of the Closing each of the Purchaser and the Subsidiaries shall assume and shall perform or cause their affiliates to perform, all of the obligations with respect to the employees and former employees of the Subsidiaries (other than persons that LFC has transferred to LFC or to direct or indirect subsidiaries of LFC other than the Subsidiaries) under each of (i) the Retention Plan and (ii) the Deferred Compensation Obligations; provided, however, that the Companies shall pay and perform all obligations to such persons under Sections 4 and 5 of the Retention Plan (pertaining to stock options and restricted stock), and the Companies acknowledge and agree that none of the Purchaser or any of the Subsidiaries are assuming any obligations with respect to such provisions; provided, further, that the Purchaser and the Subsidiaries (and not the Companies) shall be responsible for the entire amount of any Gross-Up Payments (as such term is defined in the Retention Plan). The Companies and the Purchaser shall allocate the "base amount" of parachute payments made or to be made to (or for the benefit of) any "disqualified individual" (in each case, as defined in Section 280G of the Code) in accordance with prop. Treasury Regulation 1.280G-1 (Q&A 38). Except for the obligations with respect to the Retention Plan and the Deferred Compensation Obligations set forth in the immediately preceding sentence, nothing in this Section 5.10(e) shall in any way restrict the ability of the Purchaser or any Subsidiary to terminate any employee benefit plan, policy, program or arrangement after the Closing Date in accordance with the terms thereof.

       5.11     Taxes.

       (a)     Tax Returns. The Companies shall not file or cause or permit to be filed any amended Tax Returns on behalf of or with respect to the Subsidiaries for any taxable period without the consent of the Purchaser (which consent shall not be unreasonably withheld or delayed); provided that this Section 5.11(a) shall not apply unless a position taken on such amended Tax Return can be reasonably expected to increase the Taxes of a Subsidiary or the tax sharing obligations of any Subsidiary under this Agreement.

       (b)     Cooperation. After the Closing Date, the Companies and the Purchaser shall (and shall cause their affiliates to) make available to each other, as reasonably requested, and to any governmental authority, such information (including records and documents) and assistance relating to the Subsidiaries for all taxable periods ending before or including the Closing Date as is reasonably necessary for the preparation of any Tax Return or claim for refund, for any audit, or for the prosecution or defense of any Tax Proceeding, which shall include making employees available on a mutually convenient basis to provide any additional information and explanations of any material provided hereunder. The Companies and the Purchaser shall also (and shall cause their affiliates to) preserve all such information, records and documents until the expiration of any applicable statute of limitations, including extensions thereof. Notwithstanding any other provisions hereof, each party shall bear its own expense in complying with the foregoing provisions. None of the Companies nor Purchaser shall take or advocate any position with respect to Taxes that could reasonably be expected to adversely affect the other party. The Companies shall promptly notify the Purchaser and the Subsidiaries of any proposed adjustment of any item on any Tax Return of the Subsidiaries for any period, if such proposed adjustment may affect the tax liability of the Purchaser or any of the Subsidiaries or the tax sharing obligations of any Subsidiary under this Agreement. The Companies shall advise the Purchaser of the status of any conferences, meetings and proceedings with tax authorities or appearances before any court pertaining to such adjustment or adjustments, and shall advise the Purchaser of the outcome of any such proceedings. Nothing in this Agreement shall entitle the Purchaser to interfere with the rights of the Companies or LMIC to make any judgments or take any actions they deem appropriate in connection with the disposition of any such proposed adjustments.

       (c)     Tax Sharing. All intercompany tax accounts between the Companies, and any Subsidiary (other than the Insurance Subsidiaries and KFSC), shall be settled in cash at or prior to the Closing in the manner provided in this Section 5.11(c). At least five business days prior to the Closing Date, the Companies shall prepare and deliver to the Purchaser a statement setting out in reasonable detail the calculation of all such intercompany tax account balances based on the latest available financial information as of such date, including projected amounts through the Closing Date, and to the extent reasonably requested by the Purchaser, provide the Purchaser with supporting documentation to verify the underlying intercompany charges. Not later than 60 days after the date or dates on which the Subsidiaries file their Tax Returns for the taxable year ending on the Closing Date, or for the fiscal year in which the Closing falls, as the case may be, the Companies and the Purchaser shall settle all amounts due to or from the Subsidiaries (other than the Insurance Subsidiaries and KFSC) under the tax sharing agreement described in Section 3.17(i) of the Disclosure Schedule, taking into account payments made previously pursuant to this Section 5.11(c). Such settlement shall be based on the Tax Returns of the Companies and such Subsidiaries as filed. The Companies shall timely pay or cause to be paid all Taxes of the Subsidiaries (other than the Insurance Subsidiaries and KFSC) for the period ending on the Closing Date.

       (d)     Preparation of Tax Returns and Settlement of Taxes.

(i) Non-Life Group.
(A) The provisions of this Section 5.11(d)(i) do not apply to the Insurance Subsidiaries.

       (B)     For purposes of this Section 5.11(d)(i), personal property and other ad valorem Taxes not based on net income shall be computed by determining the amount of such Taxes based on a full taxable period and multiplying the amount so determined by a fraction, the numerator of which is the number of days in from the beginning of such taxable period and ending on the Closing Date, and the denominator of which is 365.

(ii) Life Group.

       (A)     The provisions of this Section 5.11(d)(ii) do not apply to the Subsidiaries other than the Insurance Subsidiaries. The Insurance Subsidiaries file a consolidated federal income tax return with each other but not with the Companies. Other than Taxes arising from a Section 338(h)(10) Election (which shall for this purpose include any comparable or similar election for state tax purposes) for the Insurance Subsidiaries, the Companies shall have no liability for the Taxes of the Insurance Subsidiaries.

       (B)     The Companies shall reimburse the Insurance Subsidiaries for any federal, state or local Taxes arising from the Section 338(h)(10) Election (which shall for this purpose include any comparable or similar election for state tax purposes) with respect to the Insurance Subsidiaries or the LASC Distribution, determined as set forth in Section 1.6(c) hereof. Not later than forty-five (45) days after the Closing, the Purchaser shall provide to the Companies a written statement of the amount due hereunder (the "Purchaser's Statement") accompanied by work papers in adequate detail to enable the Companies to verify that the amount claimed is correct. The Companies shall then have fifteen (15) days in which to notify the Purchaser of any objections to the Purchaser's Statement. The parties shall endeavor in good faith to resolve their differences. In any event, the Companies shall, not more than five (5) days prior to the last date on which such Taxes may be paid without interest or penalty, pay to the Insurance Subsidiaries their respective Taxes (as determined by the Companies) arising from the Section 338(h)(10) Election. If the Purchaser and the Companies have not agreed upon the amount due to the Insurance Subsidiaries within ninety (90) days after the Closing, the matter shall be submitted for arbitration to a nationally recognized accounting firm that has not provided substantial services to either of them within the past three years; the costs of such arbitration shall be divided evenly between LFC and the Purchaser; such accounting firm shall render its decision as to the amounts due to the Insurance Subsidiaries from the Companies or from the Insurance Subsidiaries to the Companies within forty-five (45) days after such matter is submitted for arbitration; and the decision of such accounting firm shall be final and binding on all parties and not subject to judicial review of any kind. The Companies, jointly and severally, agree to indemnify and hold harmless the Insurance Subsidiaries for any interest or penalties that may be due to any taxing authority on account of the late payment of any Taxes arising from the Section 338(h)(10) Election, if such late payment is due to the failure of the Companies to pay to the Insurance Subsidiaries the full amount of Taxes as determined under this Section 5.11(d)(ii)(B) before the last date on which such Taxes may be paid without interest or penalties.

       (C)     At the time of the filing of the Tax Returns for the Insurance Subsidiaries which include the items arising from the Section 338(h)(10) Election, the Purchaser shall pay to the Companies, or the Companies shall pay to the Purchaser, the amount by which the payment made pursuant to Section 5.11(d)(ii)(B) exceeds, or is less than, the Taxes shown on the Tax Returns arising from the Section 338(h)(10) Election. The Purchaser shall promptly provide to the Companies and the Companies shall promptly provide to the Purchaser any information that they shall reasonably request for the purpose of verifying the amount due to or from the Companies under this Section 5.11(d)(ii).

(iii) Other than as specifically set forth in this Agreement, the Companies shall have no liability for any Taxes of the Subsidiaries for any period ending after the Closing Date.
(iv) Tax Returns.

       (A)     The Purchaser shall cause those Subsidiaries subject to Section 5.11(d)(i) to consent to join, for all taxable periods ending on or before the Closing Date in which such Subsidiaries are eligible to do so, in any consolidated, combined or unitary federal, state, local or foreign income and franchise Tax Returns which the Companies or LMIC shall request it to join. The Companies shall cause to be prepared and filed all such consolidated, combined or unitary Tax Returns. The Purchaser agrees to take no position inconsistent with the Subsidiaries being members of the group filing such Tax Returns.

       (B)     The Purchaser shall cause to be prepared and filed all required Tax Returns of the Subsidiaries (other than those filed by the Companies under Section 5.11(d)(iv)(A)) for any period which ends on or before the Closing Date, to the extent not previously filed. The Purchaser shall submit all such Tax Returns to the Companies no later than 30 days prior to the due date (including extensions) for the Companies' approval, which shall not be unreasonably withheld or delayed, and which shall not be required unless the Companies notify the Purchaser within ten days after the Companies receive such Tax Returns of their objections to such Tax Returns.

       (C)     All Tax Returns of the Subsidiaries not covered by paragraphs (A) or (B) of this Section 5.11(d)(iv) shall be prepared and filed by the Purchaser or at its direction. In the event that any position on any Tax Return filed after the Closing Date could reasonably be expected to affect the Tax liability of the Companies, the Purchaser shall notify the Companies and shall take such position on such Tax Returns only with the approval of the Companies, which shall not be unreasonably withheld or delayed.

       (e)     The Companies, jointly and severally, shall pay and indemnify fully the Purchaser and each Subsidiary from and against any Taxes that the Companies are obligated to pay (i) under Section 1.6(c) hereof, or (ii) in the case of any Subsidiary subject to Section 5.11(d)(i), attributable to any corporation other than any of the Subsidiaries for any taxable period ending on or before the Closing Date, including, without limitation, any liability for Taxes under Treasury Regulation section 1.1502-6 or any similar provision under any state, local, or foreign law attributable to any of the Companies or any affiliate of any of the Companies (other than the Subsidiaries).

       (f)     The amounts paid by the Companies to the Insurance Subsidiaries pursuant to Section 1.6(c), as they may be adjusted and determined pursuant to Section 5.11(d)(ii), shall constitute full and complete discharge of the obligations of the Companies under such provisions, and shall not be subject to further adjustment under any circumstances. The Purchaser and the Insurance Subsidiaries waive all recourse and claim against the Companies in the event that the IRS or any state, local or foreign taxing authority should assess additional Taxes against any of the Insurance Subsidiaries on account of the Section 338(h)(10) Election; the Companies waive all recourse and claim against the Purchaser and the Insurance Subsidiaries for any refund in the event that the Taxes imposed as a result of the Section 338(h)(10) Election are ultimately determined to be less than the amounts determined and paid under Section 1.6(c) and Section 5.11(d)(ii).

       (g)     The Purchaser agrees that all of its rights to recover Taxes due from the Companies are set forth herein and that neither it nor any of the Insurance Subsidiaries shall have any other or further recourse against the Companies or any of their affiliates on account of unpaid Taxes of any kind (whether or not arising from the Section 338(h)(10) Election). Without limiting the generality of the immediately preceding sentence, the Companies and their affiliates shall have no liability for any Taxes that may be asserted by any tax authority for any taxable year, whether ending before, on or after the Closing Date against any Subsidiary, except as specifically set forth in this Agreement.

       5.12     Nominal Stockholders. On the Closing Date, the Companies shall cause each nominal holder of any of the outstanding capital stock of any Subsidiary to transfer to one or more nominal holders designated in writing to the Companies by the Purchaser all shares of capital stock of such Subsidiary held nominally by such holder; provided, however, that the director qualifying shares of Keyport Life Insurance Company shall remain outstanding and subject to the Agreements of Trust with respect thereto or shall be transferred to another trust qualified to be a shareholder under applicable law.

       5.13     Other Confidentiality Agreements. The Companies shall promptly inform the Purchaser of any breach of any confidentiality agreement (and the basic facts of such breach) entered into by LFC or any of its affiliates or representatives on behalf of LFC in connection with the sale of the Business (each such agreement, a "Company Confidentiality Agreement"). The Companies shall use commercially reasonable efforts, at the Companies' expense, to take reasonable actions necessary to enforce the provisions of any such Company Confidentiality Agreement.

       5.14     Intercompany Matters. All intercompany accounts, agreements or other arrangements (other than (i) the Transition Services Agreement and (ii) agreements or other arrangements to continue after the Closing pursuant to (A) Section 1.6, 5.8, 5.10, 5.11 or 5.15 of this Agreement, (B) the License Agreement, (C) the LMIC Indemnification Agreement, (D) the Liberty Life Agreement and (E) the sale of Liberty Life products by Independent Financial Marketing Group, Inc.) between any of the Companies or any affiliate or subsidiary of any of the Companies (other than the Subsidiaries), on the one hand, and any Subsidiary, on the other hand, as of the Closing shall be settled in accordance with their terms and consistent with past practices in the manner provided in this Section 5.14 (all such accounts, agreements and arrangements, the "Interconnects"). At least five Business Days prior to the Closing, the Companies shall prepare and deliver to the Purchaser a statement setting out in reasonable detail the calculation of all intercompany account balances in respect of the Interconnects to be settled hereunder based upon the latest available financial information as of such date and, to the extent reasonably requested by the Purchaser, provide the Purchaser with supporting documentation to verify the underlying intercompany charges and transactions. Such statement will include actual amounts reflected in the most recently closed monthly books and records and estimates for the period through the Closing Date based on the latest financial information available as of such date. All such intercompany account balances shall be paid in full in cash prior to the Closing. Except as contemplated by (i) the Transition Services Agreement or (ii) agreements or other arrangements to continue after the Closing pursuant to (A) Section 1.6, 5.8, 5.10, 5.11 or 5.15 of this Agreement, (B) the License Agreement, (C) the LMIC Indemnification Agreement, (D) the Liberty Life Agreement or (E) the sale of Liberty Life products by Independent Financial Marketing Group, Inc., all Interconnects will be terminated effective as of the Closing.

       5.15     Transfer of Records. On or promptly following the Closing Date, except to the extent that such books of account, records and files are in possession of the Subsidiaries, the Companies shall use commercially reasonable efforts to deliver or cause to be delivered to the Purchaser originals or copies of, or extracts of information containing, all of the Business's books of account, records and files that are in the possession of any of the Companies or any affiliate of any of the Companies, including, without limitation, all employee files (for Business Employees only), monthly financial statements, trial balances, general ledgers, accounting records, forms, marketing materials, sales training manuals, sales promotional data, customer lists, business plans, correspondence and litigation files, in each case used in or related to the Business.

       5.16     Financing. The Companies understand that the Purchaser intends to finance the Purchase Price in part through a public offering or private placement in Canada and elsewhere (the "Financing") by the Purchaser or one or more affiliates of the Purchaser (together, the "Issuers"). The Companies will cooperate with and provide all reasonable assistance to, and will cause their respective affiliates and auditors to cooperate with and provide all reasonable assistance to, the Issuers and their auditors and other professional advisors in order to enable the Issuers to satisfy the requirements of applicable securities laws in connection with any Financing, including participating in due diligence sessions. The Purchaser shall bear (i) all reasonable fees of the Companies' auditors for such assistance to the extent such assistance involves work not otherwise required of or requested by the Companies under applicable SEC rules, including in connection with the issuance of the Proxy Statement or the other transactions contemplated hereby, and (ii) any reasonable out-of-pocket expenses of the Companies or their affiliates in connection therewith. The Companies acknowledge and agree that such cooperation will require the Companies, among other things, to prepare and provide to the Issuers for inclusion in any prospectus or other disclosure document prepared in connection with the Financing (i) audited financial statements (consolidated or combined where appropriate and prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP")) of the Subsidiaries and the Business for the year ended December 31, 2000 and any quarterly interim statements for periods ending after December 31, 2000, including separate notes reconciling the differences between U.S. GAAP and the principles stated in the Handbook of the Canadian Institute of Chartered Accountants and (ii) other information concerning the Subsidiaries and the Business. The Purchaser understands and acknowledges that its obligations under this Agreement, including, without limitation, its obligation to consummate the Sale, are not conditioned on the financing referred to in this Section 5.16 or any other financing.

       5.17     Privacy Policy and Privacy Mailing. The Companies shall comply in all material respects with all privacy requirements as prescribed by the Gramm-Leach-Bliley Act, 5 U.S.C. Section 6801 et seq., and the rules and regulations thereunder.

       5.18     LFD Intellectual Property. Prior to the Closing Date, the Companies shall cause Liberty Funds Distributor, Inc. ("LFDI") to assign, transfer and convey to the Purchaser or an affiliate of the Purchaser designated by the Purchaser, without payment of additional consideration, all of LFDI's right, title and interest in and to all copyrights owned by LFDI that are related to or used in the Business.

  CONDITIONS

       6.1     Conditions to Obligation of Each Party to Effect the Sale. The respective obligations of each party to effect the Sale shall be subject to the fulfillment or waiver at or prior to the Closing of each of the following conditions:

       (a)     The Sale shall have been authorized by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of LFC as of the applicable record date voting as a single class;

       (b)     Any waiting period (and any extension thereof) applicable to the consummation of the Sale under the Hart-Scott-Rodino Act shall have expired or been terminated and the Companies or the Purchaser shall have received all of the other consents and approvals required under Applicable Law, the failure of which to obtain would prevent the consummation of the Sale or reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect or a Purchaser Material Adverse Effect, and such consents or approvals shall be in full force and effect and all statutory waiting periods in respect thereof shall have expired without the imposition of any conditions which the parties would be excused from accepting under Section 5.4;

       (c)     No order, decree or ruling issued by a court of competent jurisdiction or by a Government Entity nor any statute, rule, regulation or executive order promulgated or enacted by any Government Entity shall be in effect that would prohibit the Sale or make illegal the acquisition or ownership of the Purchased Securities by the Purchaser or otherwise prevent the consummation of the Sale; provided, that the party seeking to assert this condition shall have complied with its obligations under Section 5.4; and

       (d)     The Transition Services Agreement shall be in full force and effect.

       6.2     Additional Conditions to Obligation of the Companies to Effect the Sale. The obligation of the Companies to effect the Sale is further subject to fulfillment (or waiver by the Companies) of the following conditions:

       (a)     The representations and warranties of the Purchaser contained herein shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (z) where the failure of the representations and warranties to be true and correct (without giving effect to any qualifications as to "material" or similar qualifications) would not, individually or in the aggregate, reasonably be expected to impair materially the ability of the Purchaser to perform its obligations hereunder;

       (b)     The Purchaser shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing;

       (c)     The Purchaser shall have delivered to the Companies a certificate, dated the Closing Date and signed by a duly authorized officer, to the effect that each of the conditions specified in clauses (a) and (b) of this Section 6.2 is satisfied; and

       (d)     The Purchaser shall have paid the Purchase Price, as contemplated by Section 1.2.

       6.3     Additional Conditions to Obligation of the Purchaser to Effect the Sale. The obligation of the Purchaser to effect the Sale is further subject to the fulfillment (or waiver by the Purchaser) of the following conditions:

      (a)     The representations and warranties of the Companies contained herein shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (z) where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to Company Material Adverse Effect, "material" or similar qualifications) would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect;

       (b)     The Companies shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Closing;

       (c)     Each of the Companies shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by its Chief Executive Officer to the effect that each of the conditions specified in clauses (a) and (b) of this Section 6.3 with respect to such Company is satisfied;

       (d)     The Companies shall have obtained all consents, waivers, or approvals, necessary to provide that the consummation of the Sale does not constitute a default under, or effect of give rise to a right of termination of the Material Contracts identified in Section 6.3(d) of the Disclosure Schedule;

       (e)     There shall not have been a Company Material Adverse Effect since the date of this Agreement;

       (f)     The Companies shall have delivered to the Purchaser certificates representing the Purchased Securities duly endorsed in blank or with duly executed stock powers in blank, in proper form for transfer;

       (g)     The Companies shall deliver to the Purchaser a certificate of Non-Foreign Status duly executed by an officer of the Company in a form reasonably acceptable to Purchaser for purposes of satisfying Purchaser's obligations under Treas. Reg. Section 1.1445-29(c)(3); and

       (h)     Each of the License Agreement, the LMIC Indemnification Agreement and the Liberty Life Agreement shall be in full force and effect.

  TERMINATION, AMENDMENT AND WAIVER

       7.1     Termination. This Agreement may be terminated and the Sale may be abandoned at any time prior to the Closing, whether prior to or (except as provided in Section 7.1(c)) after approval of the Sale by LFC's Stockholders, as follows:

       (a)     by mutual written consent of the Purchaser and the Companies;

       (b)     by either the Purchaser or the Companies if (i) the Closing shall not have occurred on or before March 31, 2002 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or (ii) if there shall be any order which is final and nonappealable preventing the consummation of the Sale;

       (c)     prior to (but not subsequent to) the approval by LFC's Stockholders at the Company Stockholders' Meeting, by the Purchaser or the Companies if (i) the Board of Directors of LFC withdraws, modifies, changes or fails to reaffirm (within a reasonable period of time after a request by the Purchaser) its recommendation of the Sale in a manner adverse to the Purchaser, (ii) the Board of Directors of LFC shall have recommended to LFC's Stockholders another Acquisition Proposal, or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of LFC is commenced, and the Board of Directors of LFC fails within the time provided in Rule 14e-2 under the Exchange Act to recommend against acceptance of such tender offer or exchange offer by LFC's Stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by LFC's Stockholders); provided, however, that the Companies may not terminate this Agreement pursuant to this Section 7.1(c) unless the Companies shall have complied in all respects with Section 5.5 (except for such failures to so comply as shall not have actually prejudiced the Purchaser) and shall have paid to the Purchaser the Termination Fee; provided further, that any public statement by LFC that (A) it has received an Acquisition Proposal or otherwise taken any action permitted by Section 5.5(a) or (B) otherwise describes the operation of the provisions of this Agreement relating to an Acquisition Proposal, termination, the Board of Directors' recommendation of the Sale, or the transactions contemplated hereby, shall not, in and of themselves, be deemed to be a proposal to withdraw, modify or change the Board of Directors' recommendation for purposes of this Section 7.1(c);

       (d)     by either the Purchaser or the Companies if the Sale shall fail to receive the affirmative vote of the holders of a majority of the outstanding shares of capital stock of LFC as of the applicable record date voting as a single class for approval when voted on by LFC's Stockholders at the Company Stockholders' Meeting (or any permitted adjournment thereof);

       (e)     by the Purchaser upon a breach of any representation or warranty or material covenant or agreement on the part of the Companies set forth in this Agreement, or if any representation or warranty of the Companies shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied ("Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Companies within a thirty day period, the Purchaser may not terminate this Agreement under this Section 7.1(e) during such thirty-day period for so long as the Companies continue to exercise commercially reasonable efforts as may be appropriate to cure such Terminating Company Breach; or

       (f)     by the Companies upon a breach of any representation or warranty or material covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied ("Terminating Purchaser Breach"); provided, however, that, if such Terminating Purchaser Breach is curable by the Purchaser within a thirty day period, the Companies may not terminate this Agreement under this Section 7.1(f) during such thirty-day period for so long as the Purchaser continues to exercise commercially reasonable efforts as may be appropriate to cure such Terminating Purchaser Breach.

       7.2     Effect of Termination. On termination of this Agreement as provided in Section 7.1, all obligations and agreements of the parties set forth in Articles 1 through 6, except Section 5.3, shall forthwith terminate and be of no further force or effect; provided that if the Purchaser receives the Termination Fee contemplated by Section 7.5, neither the Purchaser nor any of its affiliates shall assert, prosecute or pursue in any manner, directly or indirectly, any claim or cause of action against any of the Companies or any of its officers, directors or affiliates; provided further that the foregoing shall not relieve any party of liability for damages actually incurred as a result of any willful breach of any of such provisions in Articles 1 through 6 prior to such termination. Neither the Purchaser nor the Companies may elect to terminate this Agreement pursuant to more than one clause of Section 7.1.

       7.3     Amendment. This Agreement may not be amended except by action of each of the parties hereto set forth in an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Sale by LFC's Stockholders, without the further approval of LFC's Stockholders no amendment may be made that would: (i) reduce the Purchase Price or change the form thereof; or (ii) change any other terms and conditions of this Agreement if any of the changes, alone or in the aggregate, would materially adversely affect LFC's Stockholders (other than the Purchaser and its affiliates).

       7.4     Waiver. At any time prior to the Closing, whether before or after the Company Stockholders' Meeting, subject to the proviso contained in Section 7.3, any party may waive compliance by any other party with any agreements of such other party. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer. The failure of any party to assert any of its rights under this Agreement shall not constitute a waiver of such rights.

       7.5     Expenses; Termination Fee.

       (a)     If this Agreement is terminated by the Purchaser pursuant to Section 7.1(e) or by the Companies pursuant to Section 7.1(f), then the party terminating this Agreement shall be entitled to reimbursement by the other party of all reasonable out-of-pocket costs and expenses (including, without limitation, fees and disbursements of counsel, financial advisors, actuaries and accountants) incurred by it in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, if either (i) the Companies have received an Acquisition Proposal at the time this Agreement is terminated by the Purchaser pursuant to Section 7.1(e) or receive an Acquisition Proposal within three months after the date of such termination under Section 7.1(e) and within 12 months after the date of termination the Companies consummate a sale of the Purchased Subsidiaries or all or substantially all of the assets of the Subsidiaries as a whole for an amount greater than the Purchase Price (a "Subsequent Deal"), or (ii) this Agreement is terminated by the Purchaser pursuant to Section 7.1(e) as a result of a breach by the Companies of Section 5.5, then the Companies shall pay the Purchaser within ten Business Days after (a) the consummation of the Subsequent Sale, in the case of the circumstances described in clause (i), or (b) the termination date, in the case of the circumstances described in clause (ii), the Termination Fee (as defined below) in immediately available funds, less any expenses of the Purchaser previously reimbursed by the Companies.

       (b)     If this Agreement is terminated by the Companies pursuant to Section 7.1(c), then the Companies shall pay to the Purchaser as a condition precedent to such termination a fee of US$85,100,000 (the "Termination Fee") in immediately available funds. If this Agreement is terminated by the Purchaser pursuant to Section 7.1(c), then the Companies shall pay to the Purchaser within five Business Days after the date of such termination the Termination Fee.

       (c)     The parties acknowledge that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if any party fails to pay any payments due to the other party pursuant to this Section 7.5 and, in order to obtain such payment, the party that has not received such payment commences a suit that results in a judgment against the other party, such other party shall pay to such party that had not received such payment (in addition to the amount of such judgment) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of counsel, financial advisors, actuaries and accountants) incurred by the party that had not received such payment in connection with such suit, together with interest on the amount of such judgment at the prime rate of Citibank N.A. in effect on the date that such payment was required to be made (in lieu of and not in addition to any other interest payable under applicable law).

       (d)     This Section 7.5 shall survive any termination of this Agreement.

  GENERAL PROVISIONS

     8.1     Publicity. For so long as this Agreement is in effect, except as such party may be required by applicable law or applicable national stock exchange, SEC or NASD or other regulatory requirements, none of the Companies or the Purchaser shall, nor shall any of them permit any of their respective subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the Sale without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Whenever any of the Companies or the Purchaser proposes to make a required press release or public announcement, it shall use its reasonable efforts to allow the other reasonable time to comment on such release or announcement in advance, but the final form and content of any such required release or announcement shall be at the discretion of the disclosing party.

     8.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been properly given if (i) delivered personally, (ii) sent by certified or registered mail, return receipt requested, (iii) sent by overnight courier for delivery on the next Business Day, or (iv) sent by confirmed telecopy, provided that a hard copy of all such telecopied materials is thereafter sent within 24 hours in the manner described in clauses (i), (ii) or (iii), to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

     (a)     If to the Purchaser

Sun Life Assurance Company of Canada
One Sun Life Executive Park
Wellesley Hills, MA 02481-5699
Attention: Daniel Wood, Vice President - Strategic Ventures
Telecopy No.: (781) 237-0707

and

Sun Life Assurance Company of Canada
One Sun Life Executive Park
Wellesley Hills, MA 02481-5699
Attention: Peter Demuth, Vice President and Chief
Counsel U.S. Operations
Telecopy No.: (781) 446-3250

with a copy to:

Mayer, Brown & Platt
190 South LaSalle Street
Chicago, IL 60603-3441
Attention: Edward S. Best, Marc F. Sperber and D. Michael Murray
Telecopy No.: (312) 701-7711

     (b)     If to the Companies:

Liberty Financial Companies, Inc.
600 Atlantic Avenue
Boston, MA 02210-2214
Attention: Lindsay Cook, Executive Vice President
Telecopy No.: (617) 720-5376

and
Liberty Financial Companies, Inc.
600 Atlantic Avenue
Boston, MA 02210-2214
Attention: Kevin M. Carome, Senior Vice President
and General Counsel
Telecopy No.: (617) 742-7338

with a copy to:
Choate, Hall & Stewart
Exchange Place
53 State Street
Boston, MA 02109
Attention: William P. Gelnaw, Jr., Esq.
Telecopy No.: (617) 248-4000

Notices provided in accordance with this Section 8.2 shall be deemed delivered (i) on the date of personal delivery, (ii) on the date such notice is actually received or delivery thereof is refused at the specified address, or (iii) on the date of confirmation of receipt of the telecopy transmission, as the case may be.

      8.3     Interpretation. When a reference is made in this Agreement to subsidiaries of the Purchaser or the Companies, the word "subsidiary" or "subsidiaries" means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interests are, directly or indirectly, owned by the Purchaser or the Companies, as the case may be; and the word "affiliates" shall have the meaning assigned to such term under Rule 405 of the Securities Act. For purposes of this Agreement, the Companies shall not be deemed to be an affiliate or subsidiary of the Purchaser. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Inclusion of information in the Disclosure Schedule shall not be taken as an admission or acknowledgment of the materiality of such information.

     8.4     Representations and Warranties; etc. The representations and warranties of the Companies and the Purchaser contained herein shall expire with, and be terminated and extinguished upon, consummation of the Sale. This Section 8.4 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Sale.

     8.5     Miscellaneous.

(a)  This Agreement together with the Confidentiality Agreement constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to confer upon any other person any rights or remedies hereunder, create any agreement of employment with any person or otherwise (except for Sections 5.8 and 5.10) create any third-party beneficiary hereto. The rights of the parties under this Agreement shall not be assigned prior to the consummation of the Sale, or a termination pursuant to Article 7, provided, however, that the Purchaser may assign its rights and obligations in whole or in part to any of its affiliates, but no such assignment shall relieve the Purchaser of its obligations hereunder. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of Massachusetts, without giving effect to the principles of conflict of laws. This Agreement may be executed in one or more counterparts (including by facsimile transmission) which together shall constitute a single agreement. Any reference herein to any agreement shall be deemed to mean such agreement as it may be amended from time to time. All references to dollars in this Agreement and any agreements or other documents contemplated hereby shall be deemed to refer to United States dollars, unless specifically stated otherwise, and all amounts to be paid by any party under this Agreement or any agreement or other document contemplated hereby shall be made in United States dollars.

(b)  Each party hereby irrevocably and unconditionally consents and submits to the jurisdiction of the courts of Massachusetts and the United States of America located in Massachusetts for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by United States registered mail to the respective addresses set forth in Section 8.2 shall be effective service of process for any action, suit or proceeding brought against each party in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of Massachusetts or the United States of America located in Massachusetts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     8.6     Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect so long as the economic substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

[Remainder of this page left blank intentionally.]

IN WITNESS WHEREOF, the Purchaser and the Companies have caused this Agreement to be duly executed as of the date first above written by their respective officers thereunto duly authorized.

SUN LIFE ASSURANCE COMPANY	LIBERTY FINANCIAL COMPANIES, INC.
OF CANADA
By: /s/ C. James Preieur	By: /s/ Gary L. Countryman
C. James Preieur	Gary L. Countryman
President and Chief Operating Officer	President and Chief Operating Officer

and

By: /s/ James A. McNulty III

     James A. McNulty III

     Executive Vice President

LIBERTY FINANCIAL SERVICES, INC.

By: /s/ Gary L. Countryman

     Gary L. Countryman

     President and Chief Executive Officer

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